                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                   MAY 8, 1996

                                      AMONG

                             NORTHWEST PIPE COMPANY

                         THOMPSON PIPE AND STEEL COMPANY

                               CHL HOLDINGS, INC.

                                       AND

                         INTER-CITY PRODUCTS CORPORATION

                                TABLE OF CONTENTS

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                                                                                                                  Page No.
                                                                                                                  --------
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ARTICLE 1 - DEFINITIONS AND PRINCIPLES OF INTERPRETATION........................................................        1
                  1.1        Defined Terms......................................................................        1
                  1.2        Other Defined Terms................................................................        8
                  1.3        Certain Rules of Interpretation....................................................       10
                  1.4        Exhibits and Schedules.............................................................       10
                  1.5        Accounting Principles..............................................................       10

ARTICLE 2 - SALE AND PURCHASE OF SHARES AND PURCHASED
            NET INTERCOMPANY INDEBTEDNESS; PURCHASE PRICE
            ADJUSTMENT; PAYMENT OF THE PURCHASE PRICE...........................................................       11
                  2.1        Sale and Purchase..................................................................       11
                  2.2        Purchase Price.....................................................................       11
                  2.3        Physical Inventory; Audit; Closing Balance Sheet...................................       11
                  2.4        Purchase Price Adjustment..........................................................       13
                  2.5        Payments by Buyer..................................................................       14

ARTICLE 3 - CLOSING.............................................................................................       15
                  3.1        Closing of Sale and Purchase.......................................................       15
                  3.2        Deliveries by Seller and the Company...............................................       15
                  3.3        Deliveries by Buyer................................................................       16

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES ABOUT ICP AND CHL....................................................       17
                  4.1        Organization and Qualification.....................................................       17
                  4.2        Authority Relative to this Agreement...............................................       17
                  4.3        No Broker, Etc.....................................................................       18
                  4.4        Title to Shares....................................................................       18
                  4.5        Transfer of Title..................................................................       18
                  4.6        Other Negotiations.................................................................       18
                  4.7        No Untrue Statement or Omission....................................................       18
                  4.8        Responsibilities of Relevant Managers and Advisors.................................       19

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY....................................................       19
                  5.1        Organization and Qualification.....................................................       19
                  5.2        Capitalization.....................................................................       19
                  5.3        Subsidiaries.......................................................................       20
                  5.4        Authority Relative to this Agreement...............................................       20
                  5.5        Financial Statements...............................................................       21

                  5.6        Absence of Certain Changes or Events...............................................       22
                  5.7        Litigation.........................................................................       23
                  5.8        Taxes..............................................................................       23
                  5.9        Compliance with Permits, Applicable Laws and
                             Agreements.........................................................................       25
                  5.10       Employee Plans and Benefit Arrangements............................................       25
                  5.11       Employee Contracts and Non-Disclosure Agreements...................................       28
                  5.12       Real Property......................................................................       28
                  5.13       Tangible Personal Property.........................................................       29
                  5.14       Intangible Property................................................................       30
                  5.15       Title to Assets....................................................................       31
                  5.16       Inventories and Receivables........................................................       31
                  5.17       Contracts..........................................................................       32
                  5.18       Suppliers and Customers............................................................       32
                  5.19       Products; Product Warranties.......................................................       32
                  5.20       Environmental Matters..............................................................       33
                  5.21       Intentionally Omitted. ............................................................       34
                  5.22       Absence of Certain Payments........................................................       34
                  5.23       Records............................................................................       34
                  5.24       Insurance..........................................................................       35
                  5.25       Bank Accounts......................................................................       36
                  5.26       Directors, Officers and Salaried Employees.........................................       36
                  5.27       No Broker, Etc.....................................................................       36
                  5.28       Other Negotiations.................................................................       36
                  5.29       No Basis for Liabilities Not Reflected in Consolidated
                             Financial Statements...............................................................       36
                  5.30       No Untrue Statement or Omission....................................................       36

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF BUYER.............................................................       37
                  6.1        Organization and Qualification.....................................................       37
                  6.2        Authority Relative to this Agreement...............................................       37
                  6.3        No Broker, Etc.....................................................................       38
                  6.4        Sufficient Funds Available.........................................................       38
                  6.5        Securities Act Representations.....................................................       38
                  6.6        No Untrue Statement or Omission....................................................       38

ARTICLE 7 - TAX MATTERS.........................................................................................       39
                  7.1        Tax Payment and Tax Return Filing Responsibilities.................................       39
                  7.2        Tax Sharing and Indemnification....................................................       40
                  7.3        Tax Sharing Agreements.............................................................       41
                  7.4        Net Operating Loss Carryforward....................................................       41
                  7.5        Cooperation; Arbitration of Certain Disputes.......................................       41

ARTICLE 8 - ADDITIONAL AGREEMENTS AND COVENANTS.................................................................       41
                  8.1        Conduct of Business of the Company and Thompson
                             Sub................................................................................       41

                  8.2        Notice of Breach...................................................................       43
                  8.3        Reasonable Efforts.................................................................       44
                  8.4        Other Transactions.................................................................       44
                  8.5        Delivery of Interim Financial Statements...........................................       44
                  8.6        Access to Information..............................................................       45
                  8.7        Disposition of Thompson Sub's Inventory and Accounts
                             Receivable ........................................................................       45
                  8.8        Access to Records and Personnel After Closing......................................       45
                  8.9        Further Assurances.................................................................       46
                  8.10       Maintenance of Insurance and Enforcement of Rights.................................       46
                  8.11       Proprietary, Nondisclosure and
                             Noncompetition Agreements..........................................................       46
                  8.12       Reimbursement of Congress Fee......................................................       46

ARTICLE 9 - CONDITIONS PRECEDENT................................................................................       47
                  9.1        Conditions to Obligations of Buyer.................................................       47
                  9.2        Conditions to Obligations of Seller and the Company................................       49

ARTICLE 10 - RESTRICTIVE COVENANTS..............................................................................       51
                  10.1       Noncompetition and Nonsolicitation.................................................       51
                  10.2       Confidentiality....................................................................       52
                  10.3       Reasonableness of Limitations......................................................       53
                  10.4       Remedies...........................................................................       53

ARTICLE 11 - TERMINATION, AMENDMENT AND WAIVER..................................................................       53
                  11.1       Termination........................................................................       53
                  11.2       Effect of Termination..............................................................       54
                  11.3       Amendment..........................................................................       55
                  11.4       Waiver.............................................................................       55

ARTICLE 12 - SURVIVAL AND INDEMNIFICATION.......................................................................       55
                  12.1       Survival of Representations, Warranties, Covenants and
                             Agreements.........................................................................       55
                  12.2       Indemnification by Seller and the Company..........................................       56
                  12.3       Indemnification by Seller With Respect to Escrow
                             Liabilities........................................................................       57
                  12.4       Indemnification by Buyer...........................................................       57
                  12.5       Indemnification Relating to Timothy G. Phillips....................................       58
                  12.6       Notification and Defense of Claims or Actions......................................       58
                  12.7       Use of Escrow Funds for Indemnification............................................       60
                  12.8       Reliance...........................................................................       60

ARTICLE 13 - GENERAL PROVISIONS.................................................................................       60
                  13.1       Expenses...........................................................................       60
                  13.2       Public Announcements...............................................................       61
                  13.3       Notices, Etc.......................................................................       61

                  13.4       Attorneys' Fees....................................................................       62
                  13.5       Severability.......................................................................       62
                  13.6       Remedies...........................................................................       62
                  13.7       No Third-Party Beneficiaries.......................................................       63
                  13.8       Jurisdiction.......................................................................       63
                  13.9       Governing Law......................................................................       63
                  13.10      Assignment and Binding Effect......................................................       63
                  13.11      Joint and Several Obligations......................................................       64
                  13.12      Entire Agreement...................................................................       64
                  13.13      Counterparts.......................................................................       64

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (hereinafter called "Agreement"), dated as of May 8, 1996, among NORTHWEST PIPE COMPANY, an Oregon corporation ("Buyer"), THOMPSON PIPE AND STEEL COMPANY, a Colorado corporation (the "Company"), CHL HOLDINGS, INC., a Delaware corporation ("CHL"), and INTER-CITY PRODUCTS CORPORATION, a corporation chartered under the laws of Canada ("ICP"):

                                    RECITALS

         A. ICP owns 100% of the outstanding shares of capital stock of CHL.

         B. CHL owns 34,699 shares of the Company's common stock, which shares constitute all of the issued and outstanding capital stock of the Company (the "Shares"). ICP and CHL are together referred to in this Agreement as "Seller."

         C. Buyer wishes to purchase the Shares from CHL, and CHL wishes to sell the Shares to Buyer, in accordance with the terms and conditions of this Agreement.

         D. In connection with the sale of the Shares, Buyer wishes to purchase from CHL and CHL wishes to sell to Buyer certain Net Intercompany Indebtedness (defined below), in accordance with the terms and conditions of this Agreement.

         E. The Company's Board of Directors has determined that the Transaction is in the Company's best interest.

         F. Buyer, Seller and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Transaction.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:


                                    ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINED TERMS

         As used in this Agreement, the following terms shall have the respective meanings set forth below:


1 - STOCK PURCHASE AGREEMENT

         "1995 Financial Statements": The audited consolidated financial statements of the Consolidated Group for the fiscal year ended December 31, 1995, consisting of the balance sheet, statements of income, stockholders' equity and cash flows and all notes thereto.

         "Accredited Investor": As defined in Regulation D of the Securities
Act.

         "Affiliate": As to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

         "Affiliated Group": An "affiliated group" as defined in Section 1504(a)(1) of the Code.

         "Authorized Representative": As to any Person, such Person's officers, directors, employees, counsel and accountants.

         "Business Records": All books and records of the Consolidated Group, including financial, corporate, operations and sales books, records, books of accounts, sales and purchase records, lists of supplies and customers, formulae, business reports, plans and projections and all other documents, files, records, correspondence, and other data and information, financial or otherwise.

         "Buyer's Accountants": Coopers & Lybrand LLP.

         "Buyer's Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by Buyer to Seller and the Company and attached hereto.

         "Claims Period": Except as otherwise specifically provided in Section 12.1, the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

         "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

         "Company Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by the Company to Buyer and attached hereto.

         "Confidentiality Agreement": The letter dated January 16, 1996 from Mr. Cameron J. Turner, Senior Vice President of ICP, to Mr. Brian W. Dunham, Executive Vice President and Chief Financial Officer of Buyer, signed by Mr. Dunham February 15, 1996.

         "Consolidated Group": The Company and Thompson Sub.

         "Consent": Any consent, permission, approval or authorization of or by any Person.

2 - STOCK PURCHASE AGREEMENT

         "Contract": Any written or oral contract, open order, lease and other agreement in which any Member of the Consolidated Group is a party or by which any Member of the Consolidated Group is bound (other than the Employee Contracts and the Minor Contracts) including, without limitation, all distributor, sales representative and dealer agreements, purchase and supply contracts, leases, maintenance contracts, license and royalty agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, Liens, security interests, covenants not to compete, confidentiality or indemnification, by or for the benefit of the Consolidated Group, or by which any Member of the Consolidated Group is bound, purchase and sale orders and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

         "Corporate Records": For each Member of the Consolidated Group, the articles of incorporation (including all amendments thereto), bylaws (including all amendments thereto), minutes, unanimous written consents, resolutions, stock records, stock transfer ledger, canceled certificates and other documents customarily contained in corporate minute books.

         "Employee Contract": Any written or oral contract, agreement, arrangement, policy, program, plan or practice (exclusive of any such contract which is terminable within thirty (30) days without liability to any Member of the Consolidated Group, directly or indirectly providing for or relating to any employment, consulting, remuneration, compensation or benefit, severance or other similar arrangement, insurance coverage (including any self-insured arrangements), medical-surgical-hospital or other health benefits, workers' compensation, disability benefits, supplemental employment benefits, vacation benefits and other forms of paid or unpaid leave, retirement benefits, tuition reimbursement, deferred compensation, savings or bonus plans, profit-sharing, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement compensation or benefit, employment guarantee or security, or limitation on right to discipline or discharge, or relating to confidentiality, nonsolicitation, ownership of inventions, noncompetition or the like, which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by any Member of the Consolidated Group and
(iii) covers any one or more Employee.

         "Environmental Laws": All present federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), Permits, and other requirements of Governmental Authorities relating to the protection of human health or the environment or to any Hazardous Materials. Such laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Clean Water Act; Clean Air Act; Hazardous Materials Transportation Act; Toxic Substances Control Act; Occupational Safety and Health Act; and their state and local counterparts.

         "Environmental Liability": Any Loss suffered or incurred by Buyer, the Company or Thompson Sub after the Closing, to the extent caused by or resulting from any of the conditions, circumstances or events described in Section 5.20 of the Company Disclosure Schedule, except to the extent such conditions, circumstances or events are aggravated by actions or

3 - STOCK PURCHASE AGREEMENT
omissions of Buyer, the Company or Thompson Sub after the Closing Date. For purposes of the preceding sentence, actions taken or omitted to be taken by Buyer, the Company or Thompson Sub in compliance with Environmental Laws and/or consistent with prudent business practices shall not be considered to have aggravated any of the conditions, circumstances or events described in Section
5.20 of the Company Disclosure Schedule; provided that any failure of Buyer, the Company or Thompson Sub to act, which failure to act is consistent with past practices of Seller, the Company or Thompson Sub, shall be deemed to constitute a prudent business practice.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder.

         "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with any one or more Members of the Consolidated Group under Section 414(b) or
(c) of the Code and the Treasury Regulations thereunder.

         "Escrow Agent": Norwest Bank Colorado, N.A.

         "Escrow Funds": $1,125,000.

         "Escrow Liabilities": The Environmental Liabilities and the Unknown Contingent Liabilities.

         "GAAP": United States generally accepted accounting principles recommended from time to time by the Financial Accounting Standards Board, except as such principles may be qualified or modified by the provisions of
Section 2.4.3 in connection with the preparation of the Closing Balance Sheet.

         "Governmental Authority": Any United States federal, state or municipal entity, any foreign government, and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

         "Hazardous Materials": Materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Materials" shall include, but is not limited to, any and all hazardous or toxic substances, materials or wastes as defined or listed under any of the Environmental Laws. "Hazardous Materials" shall specifically include, but not be limited to, petroleum or petroleum products, including crude oil and any fraction thereof.

         "Intangible Property": All intellectual property rights, including, but not limited to, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, copyrights, licenses and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and

4 - STOCK PURCHASE AGREEMENT
other proprietary rights used by any Member of the Consolidated Group pertaining to any product, software or service manufactured, marketed, licensed or sold by any Member of the Consolidated Group in the conduct of its business or used, employed or exploited, or available for use, in the development, licensing, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

         "Intercompany Indebtedness": Any advance, loan or credit provided to the Company or Thompson Sub by ICP, CHL or any of their Affiliates (other than the Company and Thompson Sub).

         "Intercompany Receivables": Any advance, loan or credit provided by the Company or Thompson Sub to ICP, CHL or any of their Affiliates (other than the Company and Thompson Sub).

         "Interim Financial Statements": The consolidated, unaudited balance sheets for the Consolidated Group as of January 31, 1996, February 29, 1996, March 31, 1996 and the last day of each subsequent month prior to Closing (collectively, "Interim Financial Dates") and the consolidated unaudited statements of income and cash flows for each month ending on an Interim Financial Date.

         "Knowledge": As to any Person, that which such Person actually knows or should know after due inquiry and review and, in the case of the Warranting Parties' Knowledge, that which the Relevant Managers and Advisors of the Warranting Parties actually know or should know after due inquiry and review.

         "Lien": Any mortgage, pledge, lien, charge, encumbrance, security interest or claim of any kind.

         "Loss": Any and all loss, damage, claim, obligation, liability, cost and expense less insurance proceeds received on account of such loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorney and other professional fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any Proceeding).

         "Material Adverse Effect:" An effect on the business, properties, assets, conditions (financial or otherwise), liabilities, or operations of the Consolidated Group taken as a whole, (i) in an amount in excess of $100,000 if the fact or circumstance giving rise to the effect has or would reasonably be expected to have an impact on the past, current or future earnings of a Member of the Consolidated Group; and (ii) in an amount in excess of $250,000 in all other instances, in each case taking into consideration the insurance maintained by or for the benefit of the Members of the Consolidated Group.

         "Member," "Member of the Consolidated Group," or "Consolidated Group Member": the Company, or any Subsidiary of the Company.


5 - STOCK PURCHASE AGREEMENT

         "Minor Contracts": Any blanket inventory purchase order by any Member of the Consolidated Group in an aggregate amount of less than $50,000 annually and of a duration of less than one year, any other purchase and sale order by any Member of the Consolidated Group under $50,000, and any agreements relating to office equipment, production support equipment, maintenance, security or utilities, or other contracts and agreements which, in the aggregate for all contracts and/or agreement with any one Person, result in the incurrence of annual expenditures by any Member of the Consolidated Group of less than $50,000.

         "Net Intercompany Indebtedness": The aggregate amount of all Intercompany Indebtedness minus the aggregate amount of all Intercompany Receivables.

         "Order": Any judgment, writ, injunction, order, directive, ruling or decree of any arbitrator or any court or other Governmental Authority.

         "Pending": As to any Proceeding or other circumstance, where (i) a Proceeding has been commenced and Seller or any Member of the Consolidated Group has received notice of such Proceeding, or (ii) where Seller or any Member of the Consolidated Group has been informed in writing that a third party has determined to commence a Proceeding against Seller or a Member of the Consolidated Group and where applicable, has retained counsel for such purpose.

         "Permit": Any permit, license, franchise, consent, variance, exemption, or approval issued or granted by, or authorization of, expiration or termination of any waiting period requirement by, or filing, registration, qualification, declaration or designation with, any Governmental Authority, including without limitation, any required pursuant to the Hart Scott Rodino Improvement Act of 1976, as amended.

         "Person": Any individual or corporation, company, general partnership, limited partnership, limited liability company, limited liability partnership, trust, incorporated or unincorporated association, joint venture, Governmental Authority or other entity of any kind.

         "Proceeding": Any claim, suit, action, arbitration, investigation or proceeding.

         "Purchased Net Intercompany Indebtedness": The aggregate amount of all Intercompany Indebtedness incurred subsequent to December 31, 1995 and outstanding as of the Closing Date, minus the aggregate amount of all Intercompany Receivables arising subsequent to December 31, 1995 and outstanding as of the Closing Date.

         "Real Property": All real property now or in the past owned, leased or occupied by any Member of the Consolidated Group or any other Person to which any Member of the Consolidated Group is or is deemed to be a successor in interest, whether directly or indirectly (including, without limitation, by merger, under applicable Environmental Laws or otherwise), or in which any Member of the Consolidated Group or any such other Person has now or in the past had any interest, together with (i) all buildings and improvements located thereon and (ii) all rights, privileges, interests, easements, hereditaments and appurtenances relating thereto.

6 - STOCK PURCHASE AGREEMENT

         "Release": Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

         "Relevant Managers and Advisors":

                  In the case of ICP, the following individuals: Cameron Turner, David Cain, Robert Henningson, Michael Clevy and Arindra Singh;

                  In the case of CHL, the following individuals: Cameron Turner, David Cain, Robert Henningson, Michael Clevy and Arindra Singh;

                  In the case of the Company, the following individuals: Timothy G., Phillips, Walter Mucha, Kenneth Koger, Fred Buchholz, Alberto Garcia, Paul Molliconi, Richard Sheetz, Deborah Halbach, Linda Van Gorden and Mark Seevers.

                  In the case of Buyer, the following individuals: William R. Tagmyer, Brian W. Dunham, Robert L. Mahoney and Charles L. Koenig.

         "Retirement Liability": $-0-.

         "Securities Act": The Securities Act of 1933, as amended.

         "Seller Warranty": A representation or warranty made by all or any of ICP, CHL and the Company in this Agreement, which representation or warranty is not qualified by Seller's or the Warranting Parties' Knowledge.

         "Seller's Accountants": Coopers & Lybrand LLP.

         "Seller's Disclosure Schedule": The disclosure schedule dated the date of this Agreement, delivered by Seller to Buyer and attached hereto.

         "Severance Liability": $267,909.

         "Subsidiary": As to any Person, any other Person of which at least the majority of the equity or voting interests are owned, directly or indirectly, by such first Person.

         "Tangible Personal Property": All tangible personal property (other than inventory) used to conduct the business of any Member of the Consolidated Group including, without limitation, production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, supplies and other tangible assets, together with any transferable manufacturer or vendor warranties related thereto.

7 - STOCK PURCHASE AGREEMENT

         "Tax": Any income, excise, franchise, sales, use, transfer, gross receipts, payroll, personal property, real property, occupancy or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related addition to tax, interest or penalty thereon, of any Governmental Authority.

         "Tax Affiliate": With respect to any Person, any other Person that is a member of the same Affiliated Group as such Person.

         "Tax Period" or "Taxable Period": Any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

         "Tax Return": Any type of return or report required to be filed as a result of any Tax, and any return or informational report required to be filed under the Code including, but not limited to, IRS forms 941, 1099 and 5500.

         "Thompson Sub": Thompson Steel Pipe Company, a Delaware corporation.

         "Title Representations": The representations and warranties contained in Sections 4.4 and 4.5 of this Agreement.

         "Transaction": The execution, delivery and performance of this Agreement and the other agreements contemplated hereby, including the sale and purchase of the Shares and the Purchased Net Intercompany Indebtedness and the other actions required in connection therewith.

         "Unknown Contingent Liability": Any Loss suffered or incurred by Buyer, the Company or Thompson Sub after the Closing, (i) of which the Warranting Parties did not have Knowledge immediately prior to the Closing, (ii) to the extent caused by or arising as the result of, acts or omissions of ICP, CHL, the Company and/or Thompson Sub (including their respective past and current directors, officers, Employees and agents), prior to the Closing, (iii) which does not result from facts or circumstances, the existence of which constitutes a breach of a Seller Warranty, and (iv) which is not an Environmental Liability.

1.2 OTHER DEFINED TERMS

        Term                                              Section
        ----                                              -------
        Acquisition Date                                  5.8.1
        Aggregate Potential Unknown                       12.6.5
         Contingent Liability Losses
        Audit Procedures                                  2.3.2
        Authorized Representatives                        8.6
        Benefit Arrangement                               5.10.1
        Business                                          10.1.1
        Buyer                                             Introductory Paragraph

8 - STOCK PURCHASE AGREEMENT

        Buyer's Bring-Down Certificate                    9.2.3
        CHL                                               Introductory Paragraph
        CHL's Bring-Down Certificate                      9.1.3(a)
        Closing                                           3.1
        Closing Balance Sheet                             2.3
        Closing Date                                      3.1
        Closing Date Payment                              2.5.1
        COBRA                                             5.10.10
        Company                                           Introductory Paragraph
        Company's Bring-Down Certificate                  9.1.3(b)
        Compete                                           10.1.3(a)
        Confidential Information                          10.2.1
        Congress                                          8.12
        Congress Termination                              8.12
        Congress Termination Notice                       8.12
        Consolidated Financial Statements                 5.5.1
        Current Real Property                             5.12.1
        Disclosing Party                                  12.7
        Effective Time                                    3.1
        Employee Plan                                     5.10.1
        Employees                                         5.10.1
        Environmental Liability Indemnity Amount          12.3.3
        Escrow Agreement                                  3.2.2
        Escrow Liability Indemnity Amount                 12.3.3
        Equity                                            2.4.2
        ICP                                               Introductory Paragraph
        ICP's Bring-Down Certificate                      9.1.3
        Indemnified Party                                 12.6.1
        Indemnity Obligor                                 12.6.1
        Insurance                                         5.24
        Material Permits                                  5.9.1
        Objection Notice                                  2.3
        Purchase Price                                    2.2
        Purchase Price Adjustment                         2.4.1
        Registered Intangible Property                    5.14.1
        Restricted Territory                              10.1.3(b)
        Seller                                            Recitals
        Shares                                            Recitals
        Solicit                                           10.1.3(c)
        Unknown Contingent Liability Indemnity Amount     12.3
        Unknown Contingent Liability Deductible           12.3.2
        Warranting Parties                                Article 5, first clause

9 - STOCK PURCHASE AGREEMENT

1.3 CERTAIN RULES OF INTERPRETATION

         1.3.1 The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to "Articles" or "Sections" refer to articles or sections of this Agreement.

         1.3.2 The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such Person or Persons or circumstances as the context otherwise permits.

         1.3.3 Time is of the essence in the performance of the parties' respective obligations.

         1.3.4 Unless otherwise specified, all references to money amounts are to U.S. currency.

1.4 EXHIBITS AND SCHEDULES

         The exhibits and schedules to this Agreement, as listed below, are incorporated by this reference into this Agreement:

                  Seller's Disclosure Schedule
                  Company Disclosure Schedule
                  Buyer's Disclosure Schedule
                  Schedule 2.4.3(ii) - Kentucky Assets Sold and/or
                   Contemplated to be Sold
                  Schedule 2.4.3(iii) - List of Kentucky Property, Plant
                   and Equipment
                  Schedule 8.3 - Guaranteed Obligations
                  Exhibit 3.2.2 - Form of Escrow Agreement
                  Exhibit 3.2.9 - Form of Opinion of ICP's Counsel
                  Exhibit 3.2.10 - Form of Opinion of CHL's Counsel
                  Exhibit 3.2.11 - Form of Opinion of the Company's Counsel
                  Exhibit 3.3.6 - Form of Opinion of Buyer's Counsel
                  Exhibit 9.1.11 - Form of Mutual Release and Separation
                   Agreement

1.5 ACCOUNTING PRINCIPLES

         All references, if any, to generally accepted accounting principles means to GAAP and all accounting terms, if any, not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP.

10 - STOCK PURCHASE AGREEMENT

                                    ARTICLE 2

                         SALE AND PURCHASE OF SHARES AND
                    PURCHASED NET INTERCOMPANY INDEBTEDNESS;
                           PURCHASE PRICE ADJUSTMENT;
                          PAYMENT OF THE PURCHASE PRICE

2.1 SALE AND PURCHASE

         Subject to the terms and conditions of this Agreement, on the Closing Date, (i) CHL shall sell the Shares to Buyer and Buyer shall purchase the Shares from CHL, and (ii) CHL shall sell the Purchased Net Intercompany Indebtedness to Buyer, and Buyer shall purchase from CHL the Purchased Net Intercompany Indebtedness.

2.2 PURCHASE PRICE

         The term the "Purchase Price" means $4,478,000 plus the amount of the Purchased Net Intercompany Indebtedness. The Purchase Price allocated to the Shares shall be subject to adjustment by the Purchase Price Adjustment, if any.

2.3 PHYSICAL INVENTORY; AUDIT; CLOSING BALANCE SHEET

         2.3.1 There shall be conducted by Seller and observed by Seller's Accountants, Buyer and Buyer's Accountants a physical taking of the Company's and Thompson Sub's inventory commencing at 8:00 A.M., local time, on the day after the day in which the Effective Time occurs, at all of the Company's and Thompson Sub's facilities, wherever located. With respect to any inventory of the Company and Thompson Sub located at any premises not owned or leased by either of them, Seller or Seller's Accountants shall obtain from an appropriate representative of each Person who is in possession of any such off-site inventory, written certification as to the amount of such off-site inventory as of such date. The valuation of inventory will be computed by Seller's Accountants in accordance with GAAP and with the practices and procedures and other methods (including, without limitation, the method of computing overhead and other indirect expenses to be applied to inventory) used in computing the value of inventory for purposes of preparation of the Consolidated Financial Statements (except to the extent inconsistent with GAAP).

         2.3.2 As promptly as possible after the Closing, Seller shall cause Seller's Accountants to conduct an audit (the "Audit") of the consolidated balance sheet (the "Closing Balance Sheet") for the Consolidated Group, which Closing Balance Sheet shall be prepared as of the Effective Time in accordance with GAAP and on the assumption that the Company will carry on its business in the ordinary course consistent with past practice, provided, however, that such assumption shall in no way restrict Buyer or the Company in the operation of the Company's business. For purposes of the Audit, the aggregate "materiality" level shall be $200,000. Notwithstanding any materiality level, any and all adjustments identified as a result of the Audit shall be recorded and reflected in the Closing Balance Sheet.

11 - STOCK PURCHASE AGREEMENT

         2.3.3 Buyer shall pay Seller's Accountants for all expenses and fees of Seller's Accountants in connection with the conduct of the physical inventory and the Audit pursuant to this Section 2.3, and these expenses and fees shall not be reflected in the calculation of Equity for the Closing Balance Sheet.

         2.3.4 As promptly as reasonably practicable and, in any event, not later than thirty (30) days after the Closing Date, the Company will deliver to the Seller and Seller's Accountants a draft of the Closing Balance Sheet. As promptly as possible thereafter and, in any event, not later than fifty (50) days after the Closing Date Seller shall deliver to Buyer the Closing Balance Sheet, together with the Seller's Accountants' report. The management representations made by Seller in connection with the Audit shall by this reference be deemed to have also been made to Buyer and are incorporated into and made a part of this Agreement. The Closing Balance Sheet shall be accompanied by a written representation of Seller that, to the Knowledge of ICP and CHL, there is no basis for any liability or obligation (absolute, accrued, contingent or otherwise) which is of a type that should be reflected in a balance sheet prepared in accordance with GAAP and which is not reflected on the Closing Balance Sheet. If Buyer does not object in writing to the Closing Balance Sheet within ten (10) days after delivery to Buyer, such Closing Balance Sheet shall automatically become final and conclusive for purposes of calculation of the Purchase Price Adjustment; any such written objection (the "Objection Notice") shall set out the reasons for Buyer's objection, the amount in dispute (if determinable), and the basis for the calculation of such amount (if determinable). In the event that Buyer properly objects in writing to the Closing Balance Sheet within said 10-day review period, Seller and Buyer shall promptly meet and endeavor to reach agreement as to the content of the Closing Balance Sheet for purposes of calculation of the Purchase Price Adjustment. If Seller and Buyer agree in writing on the content of the Closing Balance Sheet, such Closing Balance Sheet shall become final and conclusive for purposes of calculation of the Purchase Price Adjustment.

         2.3.5 If Buyer and Seller are unable to settle any dispute with respect to the Closing Balance Sheet within ten (10) days after the delivery by Buyer to Seller of the Objection Notice, the dispute shall be referred to arbitration by a single arbitrator, if such parties can agree upon one arbitrator, or otherwise by three arbitrators, of whom one shall be appointed by Buyer and one shall be appointed by Seller and the third shall be chosen by the first two named arbitrators. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in Denver, Colorado in accordance with the Colorado Uniform Arbitration Act of 1975, C.R.S. 13.22-201, et. seq. Buyer and Seller shall cooperate in completing any arbitration as expeditiously as possible and the arbitrators may hire such experts as may appear to be appropriate. If a single arbitrator is used, all of the costs and expenses of the arbitration shall be borne equally by Buyer and Seller or in such other manner as the arbitrator may determine to be appropriate. If three arbitrators are used, the costs and expenses of the third arbitrator and any experts engaged by such arbitrator shall be borne equally by Buyer and Seller and each such party shall pay the costs and expenses of the arbitrator appointed by it. Each arbitrator shall be an audit partner with a "Big Six" certified public accounting firm other than Seller's Accountants or Buyer's Accountants. Arbitration under this Section 2.3 shall be in substitution for and precludes the bringing of any Proceeding in any court in connection with any objection made by Buyer pursuant to this Section.

12 - STOCK PURCHASE AGREEMENT

         2.3.6 The determination of the arbitrator(s) shall be made within thirty (30) days after the date on which the dispute was referred to arbitration and the determination of the arbitrator(s) shall be final and binding on all parties. The Closing Balance Sheet and the Purchase Price shall be adjusted in accordance with the determination of the arbitrator(s).

         2.3.7 In addition to other adjustments to the Closing Balance Sheet made pursuant to this Section 2.3, subject to Section 2.4.3(iv)(2), the parties agree that the Closing Balance Sheet shall be adjusted by Sellers' Accountants upon the reasonable request of Buyer provided that the adjustment is consistent with GAAP and does not have an adverse effect on Seller.

2.4 PURCHASE PRICE ADJUSTMENT

         2.4.1 The Purchase Price set out in Section 2.2 shall be increased or decreased (the "Purchase Price Adjustment") on a dollar-for-dollar basis by an amount equal to the increase or decrease, if any, in Equity from December 31, 1995 (as reflected in the 1995 Financial Statements) to the Effective Time (as reflected in the Closing Balance Sheet).

         2.4.2 Subject to Section 2.4.3 (ii) and (iii) below, the term "Equity" means the sum of the following, in each case determined as of the relevant date on a consolidated basis for the Consolidated Group:

                           (i) Shareholders' equity, determined in accordance with GAAP, plus

                           (ii) Net Intercompany Indebtedness other than the Purchased Net Intercompany Indebtedness.

         2.4.3 The parties further agree that:

                           (i) "Equity" as of December 31, 1995 based upon the 1995 Financial Statements was $8,863,000, consisting of $2,274,000 in shareholders' equity and $6,589,000 in Net Intercompany Indebtedness;

                           (ii) Any change in "Equity" resulting from the sale or contemplated sale of the assets of Thompson Sub as described in
         Schedule 2.4.3(ii) shall be disregarded in determining the Purchase Price Adjustment; and

                           (iii) Any change in "Equity" resulting from write-downs with respect to property, plant and equipment located at Thompson Sub's Princeton, Kentucky facility, consisting of the land, buildings, tape coating line, propane tank line and other property, plant and equipment located at such facility, all as set forth in
         Schedule 2.4.3(iii), shall be disregarded in determining the Purchase Price Adjustment.

13 - STOCK PURCHASE AGREEMENT

                           (iv) Any change in Equity from December 31, 1995 to the Effective Time, resulting from any of the following shall be disregarded in determining the Purchase Price Adjustment:

                                      (1) The amortization of the deferred
         financing fee for the Congress Financial Corporation credit facilities.

                                      (2) Any change in Equity resulting from an
         adjustment to the Closing Balance Sheet requested by Buyer pursuant to
         Section 2.3.7.

                                      (3) Any increases in the recorded value of
         any intangible asset.

         2.4.4 Notwithstanding Section 2.3.2, the Purchase Price shall not be increased by the amount of any net tax asset recorded on the Closing Balance Sheet or by the amount of any tax benefits of Losses or expenses suffered or incurred by a Member of the Consolidated Group.

2.5 PAYMENTS BY BUYER

         Buyer shall pay the Purchase Price and the Purchase Price Adjustment as follows:

         2.5.1 On the Closing Date, Buyer shall pay to Seller an amount equal to the Purchase Price minus the sum of (i) $1,500,000 and (ii) the Escrow Funds, (the "Closing Date Payment"). The Closing Date Payment shall be paid by wire transfer to an account designated by Seller to Buyer in writing not less than three (3) days prior to the Closing Date.

         2.5.2 On the Closing Date, Buyer shall deposit the Escrow Funds with the Escrow Agent to be held and disbursed pursuant to the terms of the Escrow Agreement.

         2.5.3 Within five (5) days after the completion of the Closing Balance Sheet, Seller or Buyer, as the case may be, shall pay to the other the amount by which the Purchase Price, as adjusted by the Purchase Price Adjustment, is greater or less than the sum of the Closing Date Payment and the Escrow Funds. If the Purchase Price, as adjusted by the Purchase Price Adjustment, is greater than the sum of the Closing Date Payment and the Escrow Funds, Buyer shall pay such difference to Seller, with interest from the Closing Date at the rate of eight and one-quarter percent (8.25%) per annum, (without recourse to the Escrow Funds) by wire transfer to an account designated by Seller to Buyer in writing, on or before the Closing Date. If the Purchase Price, as adjusted by the Purchase Price Adjustment, is less than the sum of the Closing Date Payment and the Escrow Funds, Seller shall pay such difference to Buyer, with interest from the Closing Date at the rate of eight and one-quarter percent (8.25%) per annum, by wire transfer to an account designated by Buyer to Seller in writing on or before the Closing Date.

14 - STOCK PURCHASE AGREEMENT

                                    ARTICLE 3

                                     CLOSING

3.1 CLOSING OF SALE AND PURCHASE

         Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares and the Purchased Net Intercompany Indebtedness pursuant to Article 2 hereof (the "Closing") shall take place at the Company's offices in Denver, Colorado, at 8:00 a.m. on the date three (3) business days following the satisfaction of all of the conditions set forth in
Article 9, or such earlier or later date as the parties may mutually agree upon in writing (the "Closing Date"). Closing shall be effective as of 11:59 p.m., on the Closing Date (the "Effective Time").

3.2 DELIVERIES BY SELLER AND THE COMPANY

         At Closing, Seller and the Company shall, as applicable, deliver to Buyer (and in the case of the Escrow Agreement referenced below, to the Escrow Agent) the following:

         3.2.1 The certificate or certificates representing the Shares, duly endorsed in blank or with duly executed stock powers attached;

         3.2.2 Duly executed originals or counterparts of an Escrow Agreement in substantially the form set forth in Exhibit 3.2.2 (the "Escrow Agreement");

         3.2.3 ICP's Bring-Down Certificate;

         3.2.4 CHL's Bring-Down Certificate;

         3.2.5 The Company's Bring-Down Certificate;

         3.2.6 A certified copy of the resolutions duly adopted by the Board of Directors, (or a committee thereof) of ICP authorizing the Transaction, and in the case of a resolution adopted by a committee of the Board of Directors, a certified copy of the resolution(s) duly adopted by the Board of Directors of ICP appointing such committee, naming its members, and duly authorizing such committee;

         3.2.7 A certified copy of the resolutions duly adopted by the Board of Directors of CHL authorizing the Transaction;

         3.2.8 A certified copy of the resolution duly adopted by the Board of Directors of the Company authorizing the Transaction;

15 - STOCK PURCHASE AGREEMENT

         3.2.9 An opinion of Osler, Hoskin & Harcourt, counsel for ICP, dated as of the Closing Date, to the effect and substantially in the form set forth in
Exhibit 3.2.9;

         3.2.10 An opinion of Lichtenfels, Pansing & Miller, P.C., counsel for CHL, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.2.10;

         3.2.11 An opinion of Lichtenfels, Pansing & Miller, P.C., counsel for the Company, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.2.11;

         3.2.12 Good standing certificates as of a date not more than five (5) days prior to the Closing Date issued by the Secretary of State (or other appropriate Governmental Authority) of the state of incorporation of each Member of the Consolidated Group, and of each state in which each Member of the Consolidated Group is qualified to do business;

         3.2.13 An affidavit executed by CHL to the effect that CHL is not a "foreign person" within the meaning of Section 1445 of the Code;

         3.2.14 The original Corporate Records of each Member of the Consolidated Group; and

         3.2.15 Such other agreements and documents, Buyer's receipt of which is specified in Article 9 as a condition to Buyer's closing obligations, and such other certificates and instruments as Buyer may reasonably request.

3.3 DELIVERIES BY BUYER

         At the Closing, Buyer shall deliver the following:

         3.3.1 To Seller, the amount due Seller in accordance with Section
2.5.1;

         3.3.2 To the Escrow Agent, the Escrow Funds due the Escrow Agent in accordance with Section 2.5.2;

         3.3.3 To Seller and the Escrow Agent, duly executed originals or counterparts of the Escrow Agreement;

         3.3.4 To Seller, Buyer's Bring-Down Certificate;

         3.3.5 To Seller, a certified copy of the resolutions duly adopted by the Board of Directors of Buyer authorizing the Transaction;

16 - STOCK PURCHASE AGREEMENT

         3.3.6 To Seller, an opinion of Ater Wynne Hewitt Dodson & Skerritt, counsel for Buyer, dated as of the Closing Date, to the effect and substantially in the form set forth in Exhibit 3.3.6; and

         3.3.7 To Seller, such agreements and documents, the delivery of which is specified in Article 9 as a condition to Seller's and the Company's closing obligations, and such other certificates and instruments as Seller may reasonably request.


                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES ABOUT ICP AND CHL


         Seller represents and warrants to Buyer that, except as set forth in Seller's Disclosure Schedule:

4.1 ORGANIZATION AND QUALIFICATION

         ICP is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the corporate power to carry on its business as it is now being conducted. CHL is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power to carry on its business as it is now being conducted.

4.2 AUTHORITY RELATIVE TO THIS AGREEMENT

         4.2.1 Each of ICP and CHL has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

         4.2.2 The Transaction has been duly authorized by the Board of Directors of ICP and the Board of Directors of CHL. No other corporate proceedings on the part of either ICP or CHL are necessary to authorize the Transaction.

         4.2.3 This Agreement constitutes a valid and binding obligation of each of ICP and CHL, enforceable against each of them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding therefor may be brought.

         4.2.4 Neither ICP nor CHL is subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, Permit, Order, lease, instrument, statute, law, ordinance, rule or regulation applicable to either ICP or CHL or their respective properties or assets which would be breached or violated, or under which

17 - STOCK PURCHASE AGREEMENT
there would be a default (with or without notice or lapse of time, or both), as a result of any aspect of the Transaction.

         4.2.5 No Permit or Consent is necessary or required for the consummation by ICP or CHL of the Transaction.

4.3 NO BROKER, ETC.

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission which may be claimed against the Company, Thompson Sub or Buyer in connection with the Transaction based upon arrangements made by or on behalf of Seller.

4.4 TITLE TO SHARES

         CHL is, and on the Closing Date will be, the lawful owner of the Shares. CHL has, and on the Closing Date CHL will have, good, valid and marketable title to the Shares, free and clear of all Liens, with full right and lawful authority to sell and transfer the Shares (subject to compliance with the Securities Act).

4.5 TRANSFER OF TITLE

         Upon payment for the Shares as provided in Section 2.5, Buyer will acquire good, valid and marketable title thereto, free and clear of all Liens.

4.6 OTHER NEGOTIATIONS

         Except for the Transaction, there is no existing commitment or offer by Seller to sell or exchange all or any of the Shares or to sell, transfer or assign all or any of the Purchased Net Intercompany Indebtedness or to merge or consolidate the Company and/or its Subsidiaries with or into any other Person, and there are no pending negotiations for any such sale, exchange, merger or consolidation.

4.7 NO UNTRUE STATEMENT OR OMISSION

         To Seller's Knowledge, no representation or warranty made by Seller contained in this Agreement and no statement by Seller and/or an Authorized Representative of ICP or CHL contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation Seller's Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

18 - STOCK PURCHASE AGREEMENT

4.8 RESPONSIBILITIES OF RELEVANT MANAGERS AND ADVISORS

         The Relevant Managers and Advisors of ICP and CHL are, collectively, the only representatives of ICP and/or CHL who have direct supervisory responsibility within ICP and CHL for the activities of the Company and Thompson Sub and for the matters relating to the Company and Thompson Sub addressed in
Article 5.


                                    ARTICLE 5

                REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY


Seller and the Company (collectively, the "Warranting Parties") jointly and severally represent and warrant to Buyer that, except as otherwise disclosed in this Agreement, including the Company Disclosure Schedule:

5.1 ORGANIZATION AND QUALIFICATION

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the corporate power to carry on its business as it is now being conducted and currently proposed to be conducted. The Company is qualified to conduct business and is in good standing in the states, countries and territories listed in Section 5.1 of the Company Disclosure Schedule. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect.

5.2 CAPITALIZATION

         The authorized capital stock of the Company consists of 37,803 shares of common stock, $10.00 par value, of which only the Shares are outstanding as of the date hereof. The Shares were duly authorized, validly issued, fully paid and nonassessable. No shares of the Company's capital stock are held in the Company's treasury. As of the date hereof, there are no bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. There are no subscriptions, options, warrants, calls or other rights, agreements or commitments outstanding which obligate the Company to issue, deliver, sell or otherwise cause to become outstanding any of its capital stock or debt securities, or which obligate the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

19 - STOCK PURCHASE AGREEMENT

5.3 SUBSIDIARIES

         5.3.1 Except for Thompson Sub, the Company has no Subsidiaries, and has no equity investment or other interest in and has not made advances to, any Person. The Company Disclosure Schedule sets forth (a) the authorized capital stock of Thompson Sub and the percentage of the outstanding capital stock of Thompson Sub owned by the Company and any other Person owning stock in Thompson Sub, and (b) the nature and amount of any such equity investment, other interest or advance. All of such shares of capital stock owned by the Company have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. The Company owns all such shares of capital stock of Thompson Sub free and clear of all Liens.

         5.3.2 Thompson Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as listed in the Company Disclosure Schedule attached hereto, and has the full and unrestricted power and authority, corporate and otherwise, to own, operate and lease its properties and to carry on its business as currently conducted. Thompson Sub is qualified to conduct business and is in good standing in the states, countries and territories listed in Section 5.3 of the Company Disclosure Schedule. Thompson Sub is not qualified to conduct business in any other jurisdictions, and neither the nature of its business nor the character of the properties owned or leased by it makes any such qualification necessary.

5.4 AUTHORITY RELATIVE TO THIS AGREEMENT

         5.4.1 The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

         5.4.2 The Transaction has been duly authorized by the Company's Board of Directors. No other corporate proceedings on the part of the Company are necessary to authorize the Transaction.

         5.4.3 This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

         5.4.4 No Member of the Consolidated Group is subject to or obligated under (i) any charter or bylaw, or (ii) indenture, loan document provision or other Contract, Permit, or to the Warranting Parties' Knowledge, any Order, statute, law, ordinance, rule or regulation applicable to any such Consolidated Group Member or its properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time,

20 - STOCK PURCHASE AGREEMENT
or both), or under which there would arise a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit, as a result of any aspect of the Transaction.

         5.4.5 No Permit or Consent is necessary or required for the consummation by the Company of the Transaction.

5.5 FINANCIAL STATEMENTS

         5.5.1 The Company has previously furnished Buyer with true and complete copies of the (i) consolidated audited balance sheets of the Consolidated Group as of December 31, 1991, 1992, 1993 and 1994; (ii) related consolidated audited statements of income, stockholders' equity and cash flows for the periods ending December 31, 1991, 1992, 1993 and 1994 (including all audit opinions and all notes accompanying such statements); (iii) the 1995 Financial Statements; and
(iv) the Interim Financial Statements for January 31, 1996, February 29, 1996, and March 31, 1996. As used herein, "Consolidated Financial Statements" means
(a) the consolidated audited balance sheet of the Consolidated Group as of, and the related consolidated statements of income, stockholders' equity and cash flows for the period ending, December 31, 1994; (b) the 1995 Financial Statements; and (c) the Interim Financial Statements.

         5.5.2 The Consolidated Financial Statements are in accordance with the books and records of the Members of the Consolidated Group and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Members of the Consolidated Group as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied, except as otherwise indicated in such Consolidated Financial Statements, and in the case of unaudited Consolidated Financial Statements, subject to normal year-end adjustments, the absence of footnotes and other disclosures associated with audited financial statements. The 1995 Financial Statements and the Interim Financial Statements accurately reflect, consistent with past practice, the allocation of revenues and expenses between the Company and Thompson Sub.

         5.5.3 To the Warranting Parties' Knowledge, the Consolidated Group does not have any liabilities or obligations (absolute, accrued, contingent or otherwise), which are material to the Consolidated Group and which are not disclosed or provided for in the Consolidated Financial Statements (including, but not limited to, liabilities and obligations arising out of or relating to the cessation of operations by the Company and Thompson Sub at their facilities in Princeton, Kentucky), except: (i) liabilities and obligations incurred between March 31, 1996 and the date hereof in the ordinary course of the business of the Company, consistent with past practice, (ii) in the case of the Interim Financial Statements, items which would be the subject of normal year-end adjustments, footnotes and disclosures associated with audited financial statements, (iii) as otherwise disclosed in this Agreement, including the Company Disclosure Schedule, and (iv) for liabilities and obligations which would not be reflected in a Financial Statement prepared in accordance with GAAP.

21 - STOCK PURCHASE AGREEMENT

         5.5.4 The transactions which resulted in the incurrence of all Intercompany Indebtedness incurred by the Company and/or Thompson Sub from December 31, 1995 to the date of this Agreement occurred on the dates and were in the amounts set forth in Schedule 5.5.4, and the proceeds of all such Intercompany Indebtedness were applied in the manner set forth in Schedule 5.5.4.

5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS

         Since December 31, 1995, there has not been:

         5.6.1 to the Warranting Parties' Knowledge, any material adverse change in the business, financial condition, liabilities (net of any corresponding increase in assets), or results of operations of the Consolidated Group or any Member thereof, other than changes in laws or regulations of general applicability;

         5.6.2 to the Warranting Parties' Knowledge, any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the assets, properties or businesses of the Consolidated Group or any Member thereof;

         5.6.3 any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of any Member of the Consolidated Group or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of any Member of the Consolidated Group;

         5.6.4 any increase in the compensation of or granting of bonuses payable or to become payable by any Member of the Consolidated Group to any officer or Employee whose 1995 calendar-year compensation (salary plus bonus) exceeded $50,000, other than annual increases or bonuses consistent with the past practices of the Company or the relevant Subsidiary or pursuant to the terms and provisions of the Employee Contracts and not exceeding, for any such officer or Employee, ten percent (10%) of such officer's or Employee's 1995 calendar-year compensation;

         5.6.5 any sale or transfer by any Member of the Consolidated Group of any material tangible or intangible asset, any granting of a Lien relating to any such material asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

         5.6.6 any material change in accounting methods or principles or any increase in the value at which any of the assets of any Member of the Consolidated Group are recorded in the Business Records of such Members of the Consolidated Group (including, without limitation, any change in depreciation or amortization policies or rates);

         5.6.7 to the Warranting Parties' Knowledge, any amendment or termination of any Contract or Permit to which any Member of the Consolidated Group is a party, except in the ordinary course of business;

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         5.6.8 any loan by any Member of the Consolidated Group to any Person or
guaranty by any Member of the Consolidated Group of any loan, other than inter-company advances among Members of the Consolidated Group made in the ordinary course of business and of an amount and frequency consistent with past practices and which are reflected in the Consolidated Financial Statements;

         5.6.9 any waiver or release of any material right or claim of any Member of the Consolidated Group, except in the ordinary course of business;

         5.6.10 to the Warranting Parties' Knowledge, any labor trouble or claim of wrongful discharge or other unlawful labor practice or action involving any Member of the Consolidated Group.

5.7 LITIGATION

         There is no Proceeding Pending or, to the Warranting Parties' Knowledge, threatened against any Member of the Consolidated Group which, either alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, nor is there any Order outstanding against any Member of the Consolidated Group having, or which in the future could reasonably be expected to have, either alone or in the aggregate, any Material Adverse Effect.

5.8 TAXES

         5.8.1 At all relevant times since CHL acquired a controlling interest in the Company (the "Acquisition Date"), each of the Company and Thompson Sub has been a member of an Affiliated Group, whose common parent has been, and is, CHL.

         5.8.2 For all Tax Periods since the Acquisition Date, CHL has duly filed with the proper Governmental Authority a consolidated federal income Tax Return which includes the Company and Thompson Sub, and all such Tax Returns were correct and complete in all material respects.

         5.8.3 The Company has duly filed all Tax Returns (other than those described in Section 5.8.1 and 5.8.2) with the proper Governmental Authority, and all such Tax Returns were correct and complete in all material respects.

         5.8.4 CHL, the Company and Thompson Sub have paid in full all Taxes required to be paid by the Company and Thompson Sub for Tax Periods occurring since January 1, 1986; no deficiencies in excess of $5,000 have been or, to the Warranting Parties' Knowledge, will be assessed with respect thereto for any such period through December 31, 1995; and no notice of deficiency or assessment with respect to the Company or Thompson Sub has been received.

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         5.8.5 All Taxes which the Company or Thompson Sub has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority.

         5.8.6 None of the Tax Returns which include or should have included the Company or Thompson Sub have been examined by any Governmental Authority; there are no Pending audits of such Tax Returns; there are no claims which have been or, to the Warranting Parties' Knowledge, may be asserted relating to such Tax Returns; and no notice of audit or examination with respect to such Tax Returns has been received.

         5.8.7 The Company and Thompson Sub are parties to the Tax sharing agreement set forth in the Company Disclosure Schedule but are not parties to any other Tax sharing agreement or similar arrangement with any other party.

         5.8.8 There are no federal, state, local or foreign Tax Liens upon any of the properties or assets of the Company or Thompson Sub, and there are no unpaid Taxes which are or could become a Lien on the properties or assets of the Company or Thompson Sub, except for current Taxes not yet due and payable.

         5.8.9 There have been no waivers or extensions of any statute of limitations by the Company with respect to any Governmental Authority responsible for assessing or collecting Taxes.

         5.8.10 Correct and complete copies of all Tax Returns which include the Company or Thompson Sub since January 1, 1986, which have been requested by Buyer or any Authorized Representative have been provided to Buyer.

         5.8.11 Neither CHL, the Company or Thompson Sub have agreed or been required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for adjustments under Section 481(a) which have been fully recognized on or before the Closing Date.

         5.8.12 Neither the Company nor Thompson Sub has participated in, or will prior to Closing participate in, an international boycott within the meaning of Section 999 of the Code.

         5.8.13 Neither CHL, the Company or Thompson Sub is a foreign person as defined in Section 1445 of the Code.

         5.8.14 Neither the Company nor Thompson Sub has, and neither has had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         5.8.15 Neither the Company nor Thompson Sub has any income from any joint venture, partnership or other arrangement or contract that could be treated as a partnership for

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federal income Tax purposes, on which either of them would be required to report and pay Taxes.

5.9 COMPLIANCE WITH PERMITS, APPLICABLE LAWS AND AGREEMENTS

         5.9.1 To the Warranting Parties' Knowledge, each Member of the Consolidated Group holds all Permits, the failure of which to hold would have a Material Adverse Effect (the "Material Permits"). The Company Disclosure Schedule sets forth a true and complete list of all Material Permits. Each Member of the Consolidated Group is in compliance with the terms of the Material Permits, except for such failures to comply which, individually or in the aggregate, would not have a Material Adverse Effect.

         5.9.2 To the Warranting Parties' Knowledge, the business of each Member of the Consolidated Group is being conducted in compliance with all laws, ordinances and regulations of all Governmental Authorities, except for possible violations which individually or in the aggregate do not and would not have a Material Adverse Effect.

         5.9.3 To the Warranting Parties' Knowledge, no Member of the Consolidated Group is in default (and not in a circumstance which, with notice or lapse of time, or both, would constitute a default) under any agreement or instrument to which such Member is a party, whether or not such default has been waived, except for any such default which, alone or in the aggregate with other such defaults, would not have a Material Adverse Effect.

         5.9.4 The provisions of this Section shall not be construed or applied to narrow or otherwise restrict the scope of any other representations and warranties in this Article 5.

5.10 EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS

         5.10.1 The Company Disclosure Schedule sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each an "Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred compensation, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former officers, directors, employees, agents, or independent contractors of any Member of the Consolidated Group ("Employees") or any beneficiaries or dependents of any Employee, whether or not insured or funded,
(A) pursuant to which any Member of the Consolidated Group has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of any Member of the Consolidated Group (each, a "Benefit Arrangement"). The Company has used its reasonable efforts to provide to Buyer with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents, including amendments, comprising such Employee Plan or Benefit Arrangement or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) all Form 5500s or

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Form 5500-Cs (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any; and (vi) filings with the Department of Labor, including, but not necessarily limited to, "top hat" filings pursuant to Department of Labor Regulation Section 2520.104-23, if any. Any such Employee Plans and Benefit Arrangements not so provided are not in the aggregate material to any Member of the Consolidated Group.

         5.10.2 (i) To the Warranting Parties' Knowledge, the Consolidated Group has established and maintained in all material respects each Employee Plan and Benefit Arrangement in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code; and (ii) to the Warranting Parties' Knowledge, any third party trustee has complied in all material respects in the maintenance of each Employee Plan and Benefit Arrangement with all applicable laws and requirements. To the Warranting Parties' Knowledge, no Member of the Consolidated Group nor any of its Employees, nor any other disqualified Person or party-in-interest with respect to any Employee Plan, has engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to which any Member of the Consolidated Group could have or has any material liability.

         5.10.3 The Consolidated Group has no Employee Plan that is subject to Title IV of ERISA and has had no ERISA Affiliate at any time since the later of the oldest Consolidated Group Member's inception or September 2, 1974.

         5.10.4 There are no Pending or, to the Warranting Parties' Knowledge, threatened Proceedings by any Employees or plan participants or the beneficiaries, spouses or representatives of any of them, against any Employee Plan or Benefit Arrangement, the assets held thereunder, the trustee of any such assets, or any Member of the Consolidated Group relating to any of the Employee Plans, other than ordinary and usual claims for benefits by participants or beneficiaries. Furthermore, there are no Pending, or to the Warranting Parties' Knowledge, threatened Proceedings by any Governmental Authority of or against any Employee Plan or Benefit Arrangement, the trustee of any assets held thereunder, or any Member of the Consolidated Group relating to any of the Employee Plans or Benefit Arrangements.

         5.10.5 No Employee Plan has been the subject of an IRS or Department of Labor audit. There are no Pending Proceedings or, to the Warranting Parties' Knowledge, threatened Proceedings in which the "qualified" status of any Employee Plan is at issue and in which revocation of the determination letter has been threatened. Each such Employee Plan has not been amended or operated, since the receipt of the most recent determination letter, in a manner that would materially adversely affect the "qualified" status of the Employee Plan. No distributions have been made from any of the Employee Plans that would violate in any material respect the restrictions under Treas. Reg. Section 1.401(a)(4)-5(b), and none will have been made by the Closing Date. To the Warranting Parties' Knowledge, there has been no

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termination, partial or otherwise, as defined in Section 411(d) of the Code and the regulations thereunder, of any Employee Plan.

         5.10.6 Each Member of the Consolidated Group has made all required contributions under each Employee Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the Consolidated Financial Statements.

         5.10.7 The Transaction (either alone or together with any additional or subsequent events) does not constitute an event under any Employee Plan, Benefit Arrangement or individual Employee Contract, that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employee.

         5.10.8 To the Warranting Parties' Knowledge, no amounts paid or payable by any Member of the Consolidated Group to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

         5.10.9 No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

         5.10.10 The Employee Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and all regulations thereunder, (such provisions of law and regulations are hereinafter referred to as "COBRA")) have complied in all material respects at all times during the past three (3) years with requirements of COBRA to provide health care continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage. The Consolidated Group Members and their agents who administer any of the Employee Plans or Benefit Arrangements, have complied in all material respects at all times during the past three (3) years and will continue to comply in all material respects through the Effective Time, with the notification and written notice requirements of COBRA. There are no Pending or, to the Warranting Parties' Knowledge, threatened Proceedings by any current Employee, former Employee, participants or by the beneficiary, dependent or representative of any such person, involving the failure of any Employee Plan or Benefit Arrangement or of any other group health plan ever maintained by any Member of the Consolidated Group to comply with the health care continuation coverage requirements of COBRA.

         5.10.11 There are no agreements with, or Pending petitions for recognition of, a labor union or an association as the exclusive bargaining agent for any of the Employees of any Member of the Consolidated Group; no such petitions have been pending at any time within two years of the date of this Agreement, and, to the Warranting Parties' Knowledge, there has not

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been any organizing effort by any union or other group seeking to represent any
Employees of any Member of the Consolidated Group as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now Pending or, to the Warranting Parties' Knowledge, threatened against any Member of the Consolidated Group.

5.11 EMPLOYEE CONTRACTS AND NON-DISCLOSURE AGREEMENTS

         The Company Disclosure Schedules contains a true complete and correct list of all written Employee Contracts and a summary of all oral Employee Contracts of which the Warranting Parties have Knowledge. All of the Employees are "at-will" employees, and no Employees have oral or written employment agreements with any Member of the Consolidated Group.

5.12 REAL PROPERTY

         5.12.1 The Company Disclosure Schedule contains a true, complete and correct list of the Real Property. As applicable (i) each Member of the Consolidated Group has title to the Real Property currently owned by it, (ii) each Member of the Consolidated Group enjoys peaceful and undisturbed possession of the Real Property currently leased by it, (iii) the interests of the Members of the Consolidated Group in the Real Property currently owned or leased by any Member of the Consolidated Group ("Current Real Property") are not subject to any commitment for sale or use by any Person other than the Consolidated Group,
(iv) the interests of the Members of the Consolidated Group in the Current Real Property are not subject to any Lien which in any material respect interferes with or impairs the value, transferability or present and continued use thereof in the usual and normal conduct of each such Member's business, (v) to the Warranting Parties' Knowledge, the Consolidated Group Members' use of the Current Real Property is in compliance in all material respects with all applicable zoning laws, and (vi) to the Warranting Parties' Knowledge, the Current Real Property, and each user thereof, is in compliance in all material respects with all applicable building code and other laws (other than zoning laws).

         5.12.2 There are no condemnation or eminent domain Proceedings Pending or, to the Knowledge of the Warranting Parties, contemplated or threatened, against the Current Real Property or any part thereof, and the Warranting Parties have no Knowledge of any intention of any Governmental Authority to take or use the Current Real Property or any part thereof. There are no existing or, to the Warranting Parties' Knowledge, contemplated or threatened, general or special assessments affecting the Consolidated Group Members' interests in the Current Real Property or any portion thereof. No Member of the Consolidated Group has received notice of any Pending or threatened Proceeding before any Governmental Authority which relates to the ownership, maintenance, use or operation of such Member's interest in the Real Property, nor do the Warranting Parties have Knowledge of any fact which might give rise to any such Proceeding.

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         5.12.3 The buildings and improvements on the Current Real Property
(including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a reasonable state of repair. The only repairs and/or replacements of such buildings and improvements currently planned or to the Warranting Parties' Knowledge, required in order to keep such buildings and improvements in a reasonable state of repair are those, the expense of which is included in the capital budget of the Consolidated Group for 1996, which budget is included in the Company Disclosure Schedule.

         5.12.4 To the Warranting Parties' Knowledge, the buildings, structures and improvements on each parcel of the Current Real Property lie entirely within the boundaries of such Real Property as specified in the applicable legal description set forth in the Company Disclosure Schedule, and no structures of any kind encroach on such Real Property.

         5.12.5 To the Warranting Parties' Knowledge, each parcel of the Current Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines.

5.13 TANGIBLE PERSONAL PROPERTY

         5.13.1 The Company Disclosure Schedule lists, by each Member of the Consolidated Group, each item of Tangible Personal Property owned by such Member having a net book value in excess of $10,000, and the Company Disclosure Schedule lists, by each Member of the Consolidated Group, each item of Tangible Personal Property leased by such Member (other than individual leases of office equipment having an annual rental of less than $10,000).

         5.13.2 The Tangible Personal Property constitutes substantially all tangible personal property necessary to conduct the business of the Members of the Consolidated Group. All of the Tangible Personal Property is located at the Current Real Property and there is no Tangible Personal Property located at any of the Current Real Property which is not owned or leased by a Member of the Consolidated Group.

         5.13.3 To the Warranting Parties' Knowledge, the Tangible Personal Property is, in all material respects, in reasonable working order and adequate for its intended use, ordinary wear and tear excepted. The only repairs and/or replacements of Tangible Personal Property currently planned or, to the Warranting Parties' Knowledge, required in order to keep the Tangible Personal Property in a reasonable state of repair are those, the expense of which is reflected in the capital budget of the Consolidated Group for 1996, which budget is included in the Company Disclosure Schedule.

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5.14     INTANGIBLE PROPERTY

         5.14.1 The Company Disclosure Schedule contains a true, correct and complete list, according to each Member of the Consolidated Group, of: (i) United States federal, state and foreign grants, registrations and applications existing or outstanding with respect to the Intangible Property owned by the Member, including, without limitation, all applicable grants, registration, application or serial numbers and other filing or recording information and all expiration dates pertaining thereto (the "Registered Intangible Property"); (ii) all license agreements relating to Intangible Property to which any Member is a party; and (iii) all other trademarks, tradenames and service marks which constitute Intangible Property.

         5.14.2 (i) The Registered Intangible Property is owned exclusively by the Consolidated Group and, to the Warranting Parties' Knowledge, is used exclusively by one or more Members of the Consolidated Group, (ii) the Registered Intangible Property is free and clear of all Liens other than Liens arising in the ordinary course of business, (iii) there is no Pending or, to the Warranting Parties' Knowledge, threatened Proceeding by or before any Governmental Authority alleging, any infringement or other violation of any right of any third Person in or to the Intangible Property, (iv) there is not now, and there has not been during the past five years, any asserted claim of infringement or other violation of any other intellectual property right of any third Person resulting from the conduct of any Member of the Consolidated Group, and the Warranting Parties' Knowledge that such infringement or violation exists or will be alleged, (v) the Warranting Parties' Knowledge of activity by any third Person which does or might constitute an infringement or other violation of the Company's rights in or to any Intangible Property, (vi) no Member of the Consolidated Group has entered into any license, consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intangible Property or any intellectual property right of any third Person, (vii) there are no agreements relating to and materially affecting any Intangible Property of any Member of the Consolidated Group or the use or ownership thereof, including, without limitation, license agreements, confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements, settlement agreements and other related agreements; and (viii) the Warranting Parties are unaware of any information which would or might materially adversely affect any of the Intangible Property or render any of the Intangible Property invalid or unenforceable.

         5.14.3 The Intangible Property identified in the Company Disclosure Schedule constitutes all intangible property necessary and sufficient to operate the business of each Member of the Consolidated Group as conducted during the past three (3) years. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Consolidated Group Member's rights in the Intangible Property. No shareholder or Employee of any Member of the Consolidated Group owns, directly or indirectly, in whole or in part, any rights in any of the Intangible Property. Each Member of the Consolidated Group has the right to use its corporate name and, each tradename or assumed name under which it conducts its business. No Person has asserted to any Member of the Consolidated Group or, to the Warranting Parties' Knowledge, threatened to assert to any Member of the Consolidated

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Group, any claim or made any demand to the right to any such Member's corporate name or any such tradename or assumed name or the right to use any such name, and no Proceeding is pending or threatened, which challenges the right of such member with respect thereto. No other Person is using any such names as a corporate name, tradename or assumed name.

5.15     TITLE TO ASSETS

         Each Member of the Consolidated Group has good and marketable title to all of its assets as described in the most recent balance sheet contained in the Consolidated Financial Statements and in the Company Disclosure Schedule, free and clear of all Liens, except as otherwise set forth in the Company Disclosure Schedule and other than the following: (a) mechanic's, materialmen's, and similar Liens, (b) Liens for taxes not yet due and payable or for taxes that the Company or Thompson Sub is contesting in good faith or through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (d) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money. The Warranting Parties have no Knowledge of the existence of any Liens of the type described in clauses (a), (b), (c) and (d) of the preceding sentence.

5.16     INVENTORIES AND RECEIVABLES

         5.16.1 For purposes of this Section 5.16 only, the term "Consolidated Financial Statements" does not include the December 31, 1994 Consolidated Financial Statements of the Company and Thompson Sub referenced in Section
5.5.1. All inventories, as presented in the Consolidated Financial Statements and the inventories acquired by each Member of the Consolidated Group subsequent to the date of the most recent Consolidated Financial Statement, consist of items of a quality and quantity usable and salable in the normal course of each such Member's business, except as disclosed in or provided for in the Consolidated Financial Statements. The values of obsolete materials and materials below standard quality have been written down on the Consolidated Financial Statements to realizable market value, or adequate reserves have been provided therefor, in accordance with GAAP. All items included in such inventories are owned by each such Consolidated Group Member, except for such items which have been sold subsequent to the date of the most recent Consolidated Financial Statement in the ordinary course of business, for all of which either the purchaser has made full payment of the sales price or the purchaser is obligated to make full payment of the sales price and such obligation is an asset of the Consolidated Group in accordance with GAAP. All inventories of raw materials and finished goods are presented in the Consolidated Financial Statements and are carried on the books at the lower of cost (weighted average method), or market.

         5.16.2 All receivables of the Members of the Consolidated Group shown on the Consolidated Financial Statements are carried at values determined in accordance with GAAP consistently applied. The Members of the Consolidated Group have established reserves for doubtful accounts in accordance with GAAP; all such reserves are fully reflected in the Consolidated Financial Statements. Except as disclosed in the Consolidated Financial Statements, (i) none of the receivables of the Consolidated Group is subject to any stated claim

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of offset, recoupment, setoff or counterclaim, and the Warranting Parties have no Knowledge of any facts or circumstances that would give rise to any such claim, (ii) no receivables are contingent upon the performance by any Member of the Consolidated Group of any obligation or contract, and (iii) no agreement for deduction or discount has been made with respect to any of such receivables.

         5.16.3 No agreement or commitment has been made to any customer by any Member of the Consolidated Group to provide concessions with respect to price or payment terms with respect to any sale or sales to such customer in the future.

5.17     CONTRACTS

         5.17.1 The Company Disclosure Schedule contains a true and correct list of the Contracts. True and correct copies of all of the Contracts have been delivered to Buyer. To the Warranting Parties' Knowledge, each of the Contracts is valid, binding and enforceable by each Member of the Consolidated Group which is a party to such Contract in accordance with its terms. Each of the Contracts was entered into in the ordinary course of business and is not subject to termination except in accordance with its terms or except as provided by applicable law.

         5.17.2 To the Warranting Parties' Knowledge, each of the Contracts is in full force and effect, all fees, rents, royalties and other payments due thereunder are current, no Member of the Consolidated Group nor any other party is in material default thereunder or in material breach thereof. To the Warranting Parties' Knowledge, there exists no event or occurrence, condition or act which constitutes or, with the giving of notice, the lapse of time or the happening of any future event or condition, would become, a material default by any Member of the Consolidated Group or any other party under any of the Contracts. The Warranting Parties have no Knowledge of any threatened default under any of the Contracts.

5.18     SUPPLIERS AND CUSTOMERS

         To the Warranting Parties' Knowledge, no substantial supplier or customer (who accounted for more than 5% of aggregate 1995 annual purchases or more than 5% of aggregate 1995 annual revenues, as the case may be, of any Consolidated Group Member) intends to terminate its relationship with such Member; nor do any of the Warranting Parties have Knowledge that any material problem or dispute with any supplier or customer exists.

5.19     PRODUCTS; PRODUCT WARRANTIES

         5.19.1 A form of each product warranty relating to products manufactured or sold by each Member of the Consolidated Group (other than products manufactured and sold to original equipment manufacturers for which negotiated product warranties may have been given) at any time during the five-year period preceding the date of this Agreement is attached to or set forth in the Company Disclosure Schedule.

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         5.19.2 The Company Disclosure Schedule sets forth, by Consolidated
Group Member, a true and complete list, of (i) all products manufactured, marketed or sold by the Consolidated Group that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past five (5) years (for purposes of this paragraph, a product shall have been recalled or withdrawn if all or a significant number of products in a product line were recalled or withdrawn) and (ii) to the Warranting Parties' Knowledge, all Proceedings (whether completed or pending) at any time during the past five (5) years seeking the recall, withdrawal, suspension or seizure of any product sold by any Consolidated Group Member.

         5.19.3 The Warranting Parties have no Knowledge of any material defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by any Consolidated Group Member during the past five (5) years, or any defect in repair to, or replacement of, any such products, which defect could give rise to any Material Adverse Effect.

         5.19.4 Except as provided in any of the standard product warranties described in this Section, no Member of Consolidated Group has sold any products or services which are subject to an extended warranty of any such Member beyond twelve (12) months and which warranty has not yet expired.

5.20     ENVIRONMENTAL MATTERS

         5.20.1 To the Warranting Parties' Knowledge, each Member of the Consolidated Group, and each of such Member's assets, properties and operations are now and at all times have been in compliance in all material respects with all applicable Environmental Laws, except for instances of non-compliance which have been fully rectified or remediated. To the Warranting Parties' Knowledge, there has been and is no Release or threatened Release of any Hazardous Material at, on, under, in, to or from any of the Real Property which relates to any Consolidated Group Member's operations and activities at the Real Property or otherwise, except for such Releases which are in compliance in all material respects with all applicable Environmental Laws and such Releases which were not in compliance but have been fully rectified or remediated. No Member of the Consolidated Group has received any notice of alleged, actual or potential responsibility for, or any Proceeding regarding, the presence, Release or threatened Release of any Hazardous Material at any location, whether at the Real Property or otherwise, which Hazardous Materials were allegedly manufactured, used, generated, processed, treated, stored, disposed or otherwise handled at or transported from the Real Property or otherwise, except for notices regarding Releases which have been fully rectified or remediated.

         5.20.2 No Member of the Consolidated Group has received any notice of any Proceeding by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to the presence, Release or threatened Release of any Hazardous Materials at, on, under, in, to or from the Real Property or in connection with any operations or activities thereat, or at, on, under, in, to or from any other property, except for notices regarding Releases which have been fully rectified or

33 - STOCK PURCHASE AGREEMENT
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remediated. To the Knowledge of the Warranting Parties, neither the Real
Property nor any operations or activities thereat is or has been subject to any Proceeding, Order or Lien relating to any applicable Environmental Laws, except in respect of instances of non-compliance with applicable Environmental Laws which have been fully rectified or remediated.

         5.20.3 To the Knowledge of the Warranting Parties: (i) there are no underground storage tanks presently located at the Real Property and there have been no Releases of any Hazardous Materials from any underground storage tanks or related piping at the Real Property, except for Releases which have been fully rectified or remediated; (ii) there are no PCBs located at, on or in the Real Property; and (iii) there is no asbestos or asbestos-containing material located at, on or in the Real Property.

5.21     INTENTIONALLY OMITTED.

5.22     ABSENCE OF CERTAIN PAYMENTS

         To the Warranting Parties' Knowledge, no Member of the Consolidated Group nor any of its Employees or other Persons acting on behalf of any such Member, or any Affiliate of any of the foregoing, have with respect to any Consolidated Group Member's business, (i) engaged in any activity, prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or Order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority. To the Knowledge of the Warranting Parties, none of the Members of the Consolidated Group or any of such Member's shareholders, Employees or other Persons acting on behalf of any of them, or any Affiliate of any of the foregoing, has accepted or received any unlawful contributions, payments, gifts or expenditures.

5.23     RECORDS

         5.23.1 All Business Records of the Consolidated Group have been made available to Buyer. Such Business Records fairly and correctly set out and disclose in all material respects the financial position of the Consolidated Group and all material financial transactions have been accurately recorded in such Business Records. The Consolidated Group has taken all reasonable steps to preserve and maintain its Business Records.

         5.23.2 Complete and correct copies of the Corporate Records of each Member of the Consolidated Group have been delivered to Buyer. The minutes of each such Member contain a complete and accurate record of those meetings and significant actions of shareholders and directors, and of any executive committee or other committee of the shareholders or board of directors, for which minutes were prepared or for which actions were approved by unanimous written consent and for which no meetings were held. The stock records of each Member of

34 - STOCK PURCHASE AGREEMENT
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the Consolidated Group are complete and accurate and contain a complete and accurate record of all share transactions for each such Member from the date of its incorporation.

5.24     INSURANCE

         5.24.1 The Company Disclosure Schedule contains a complete and accurate list of (i) all current policies or binders of fire, product liability, automobile liability, general liability, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, deductibles, whether coverage is "occurrence" or "claims made" and a general description of the type of coverage provided and policy exclusions) maintained by any Member of the Consolidated Group and relating to each Consolidated Group Member's properties and assets or personnel (collectively, the "Insurance") and (ii) all other "occurrence" basis insurance policies maintained by any Member of the Consolidated Group at any time during the past five (5) years with respect to the business.

         5.24.2 To the Warranting Parties' Knowledge, all of the Insurance is, and from the date of this Agreement to the Effective Time will be, sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which the Members of the Consolidated Group are parties. No Member of the Consolidated Group is in default in any material respect under any of the Insurance, and no Member of the Consolidated Group has failed to give any notice or to present any claim under any of the Insurance in a due and timely fashion. To the Warranting Parties' Knowledge, there are no facts upon which any insurer might be justified in reducing coverage or increasing premiums more than is normal or customary on any of the existing Insurance. No notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, and all premiums with respect to any of the Insurance have been, and will from the date of this Agreement through the Closing Date be, timely paid.

         5.24.3 No Member of the Consolidated Group has experienced claims in excess of current Insurance coverage, and the Insurance is in full force and effect and will be kept in full force and effect through the Closing Date. Except as disclosed in this Agreement, including the Company's Disclosure Schedule, under the terms of the Insurance, no carrier is allowed to impose retrospective premiums or other charges. To the Warranting Parties' Knowledge, there will be no retrospective insurance premiums or charges on or with respect to any of the Insurance for any period or occurrence through the date of this Agreement.


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5.25     BANK ACCOUNTS

         The Company Disclosure Schedule contains (i) a true, complete and correct list of all bank accounts and safe deposit boxes maintained by each Member of the Consolidated Group and all persons entitled to draw thereon, to withdraw therefrom or with access thereto, (ii) a description of all lock box arrangements for each Member of the Consolidated Group, (iii) a true, complete and correct list of all powers of attorney executed by each Member of the Consolidated Group.

5.26     DIRECTORS, OFFICERS AND SALARIED EMPLOYEES

         The Company Disclosure Schedule lists all directors, officers and salaried employees of each Member of the Consolidated Group, showing their names, positions, current annual base compensation, current fringe benefits and, for the most recently completed fiscal year, bonuses.

5.27     NO BROKER, ETC.

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission which may be claimed against the Company, Thompson Sub or Buyer in connection with the Transaction based upon arrangements made by or on behalf of any Member of the Consolidated Group.

5.28     OTHER NEGOTIATIONS

         Except for the Transaction, there is no existing commitment or offer by any Member of the Consolidated Group to sell all or a significant part of the assets of any Member of the Consolidated Group, and there are no pending negotiations for the sale of all or a substantial part of the assets of any Member of the Consolidated Group.

5.29     NO BASIS FOR LIABILITIES NOT REFLECTED IN CONSOLIDATED FINANCIAL
         STATEMENTS

         To the Warranting Parties' Knowledge, there is no liability or obligation of any Member of the Consolidated Group, whether absolute, accrued, contingent or otherwise, which is or would have a Material Adverse Effect, not reflected in the Consolidated Financial Statements or otherwise disclosed in the Agreement.

5.30     NO UNTRUE STATEMENT OR OMISSION

         To the Warranting Parties' Knowledge, no representation or warranty made by the Company contained in this Agreement and no statement by the Company and/or any Authorized Representatives of the Company contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation the Company Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will

36 - STOCK PURCHASE AGREEMENT
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omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.


                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER


         Buyer represents and warrants to Seller and the Company that, except as set forth in Buyer's Disclosure Schedule:

6.1      ORGANIZATION AND QUALIFICATION

         Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon and has the corporate power to carry on its business as it is now being conducted.

6.2      AUTHORITY RELATIVE TO THIS AGREEMENT

         6.2.1 Buyer has the corporate power to enter into this Agreement and to carry out its obligations hereunder.

         6.2.2 The Transaction has been duly authorized by Buyer's Board of Directors. No other corporate proceedings on the part of Buyer are necessary to authorize the Transaction.

         6.2.3 This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court in which any such Proceeding may be brought.

         6.2.4 Buyer is not subject to or obligated under (i) any charter or bylaw, or (ii) any indenture, loan document provision or any other contract, lease, instrument, Permit, or to Buyer's Knowledge, any Order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both) as a result of any aspect of the Transaction.

         6.2.5 No Permit or Consent is necessary or required for the consummation by Buyer of the Transaction.

6.3      NO BROKER, ETC.


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         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission which may be claimed against Seller or the Company in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

6.4      SUFFICIENT FUNDS AVAILABLE

         Buyer has available to it all funds necessary to satisfy its obligations pursuant to this Agreement.

6.5      SECURITIES ACT REPRESENTATIONS

         Buyer (i) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Company and Thompson Sub and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (vi) is an Accredited Investor.

6.6      NO UNTRUE STATEMENT OR OMISSION

         To the Warranting Parties' Knowledge, no representation or warranty made by Buyer contained in this Agreement and no statement of Buyer and/or any Authorized Representative of Buyer contained in any certificate, list, exhibit or other instrument specified in this Agreement, including without limitation Buyer's Disclosure Schedule, contains (or will contain when made) any untrue statement of a material fact or omits (or will omit when made) to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were (or will be made), not misleading.

6.7      NO BREACH

         On the date of execution of this Agreement, the Relevant Managers and Advisors of Buyer have no actual, conscious awareness of any fact or circumstance which constitutes a breach by ICP, CHL or any Member of the Consolidated Group of any such parties' representations and warranties contained in this Agreement, including the Seller Disclosure Schedule and Company Disclosure Schedule.


                                    ARTICLE 7

                                   TAX MATTERS

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
7.1      TAX PAYMENT AND TAX RETURN FILING RESPONSIBILITIES

         7.1.1 Taxes on Sale

         Seller shall be solely responsible for, and shall timely pay, all Taxes related to the ownership of the Shares and the sale of the Shares and the Purchased Net Intercompany Indebtedness to Buyer, including, without limitation, applicable interest and penalties.

         7.1.2 Buyer's Tax Return Filing Responsibilities

                  (a) Buyer shall be responsible for, and shall timely file, all Tax Returns of the Company that are required to be filed after the Closing Date (taking into account extensions) other than the Tax Returns for which Seller is responsible under Section 7.1.3(a).

                  (b) With respect to any Tax Return to be filed by Buyer for a Taxable Period beginning on or before the Closing Date, Buyer or the Company shall deliver, at least 10 days prior to the due date for filing of such Tax Return (including extensions), to Seller a statement setting forth the amount of Tax for which Seller is responsible pursuant to this Agreement, and copies of such Tax Return. Seller shall have the right to review such Tax Return and, in the case of Tax Returns that relate to periods ending on or before the Closing Date, to direct Buyer to make any changes to such Tax Returns for which there is a reasonable basis.

         7.1.3 Seller's Tax Return Filing Responsibilities

                  (a) Seller shall be responsible for, shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, all Tax Returns of the Company that are required to be filed for Taxable Periods ending on or before the Closing Date (taking into account extensions).

                  (b) To the extent permitted by law and consistent with the prior year's practice, Seller shall include, or cause to be included, the Company in CHL's United States consolidated federal income Tax Return and all other consolidated, combined or unitary Tax Returns for all Taxable Periods ending on or prior to the Closing Date.

                  (c) Seller shall deliver to Buyer a copy of each Tax Return prepared by or on behalf of the Company for which Seller is responsible to file under this Section 7.1.3 within 10 days prior to the earlier of the actual filing date or the due date for filing such Tax Return (including extensions), except for CHL's consolidated, combined or unitary Tax Returns. Buyer shall have the right to review each such Tax Return and to direct Seller to make any changes to each such Tax Return for which there is a reasonable basis.


39 - STOCK PURCHASE AGREEMENT
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                  (d) In the case of Seller's consolidated, combined or unitary
Tax Returns with respect to the Company, Buyer shall deliver to Seller, at Seller's request and expense, after Closing the information in the possession of Buyer and necessary for Seller to prepare such Tax Returns.

7.2      TAX SHARING AND INDEMNIFICATION

         7.2.1 Taxable Periods Ending on or Before the Closing Date

         Seller shall be liable for, shall pay or cause to be paid, and shall indemnify and hold the Company, Thompson Sub and Buyer's Tax Affiliates, and all of their respective directors, officers, employees and agents, harmless from:
(a) any unaccrued Taxes with respect to the Company for any Tax Period ending on or before the Closing Date; (b) that portion of Seller's liability determined under Section 7.2.3; and (c) the Company's inclusion in any consolidated, combined, or unitary Tax Return (including but not limited to any liability of any Tax Affiliate pursuant to Treasury Regulation Section 1.1502-6(a) for any Tax Period ending on or before the Closing Date).

         7.2.2 Taxable Periods Commencing after the Closing Date

         Buyer shall be liable for, shall pay or cause to be paid, and shall indemnify and hold Seller, all Tax Affiliates of Seller, and their respective directors, officers, employees and agents, harmless from: (a) Taxes with respect to the Company for any Taxable Period commencing after the Closing Date; and (b) that portion of Buyer's liability determined under Section 7.2.3.

         7.2.3 Taxable Periods Commencing before the Closing Date and Ending After the Closing Date

         The Company shall close their books and records as of the Effective Time. Seller and Buyer will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to close the Taxable Periods of the Company and Thompson Sub as of the Effective Time. In any case where applicable law does not permit the Company and Thompson Sub to close their Taxable Period as of the Effective Time, Taxes for such Taxable Periods shall be allocated between Seller and Buyer as follows: (a) with respect to Taxes based on income, in accordance with taxable income and losses of the Company or Thompson Sub, as applicable, for such portions of such period as determined from the Company's and Thompson Sub's books and records, (b) with respect to Taxes based on sales or similar transactions, in accordance with the ownership of the assets on the date of the transaction, determined in accordance with applicable tax law, (c) with respect to ad valorem Taxes, based on the number of days in the applicable Tax Period that the asset was owned by the Company or Thompson Sub, as applicable, before the Effective Time and after the Effective Time and (d) with respect to any other Taxes not described in (a), (b) or (c) above, based on a method mutually acceptable to Seller and Buyer.

7.3      TAX SHARING AGREEMENTS

40 - STOCK PURCHASE AGREEMENT

         All Tax sharing agreements and similar agreements (other than the provisions of this Agreement) between the Company and/or Thompson Sub, on the one hand, and Seller and/or Seller's Tax Affiliates (other than the Company and/or Thompson Sub), on the other hand, shall be terminated as of the Closing Date, and there will be no liability to the Company, Thompson Sub or Buyer under any such agreement following the Closing Date.

7.4      NET OPERATING LOSS CARRYFORWARD

         Any net operating losses of the Company not utilized by CHL in filing its consolidated federal income tax return for any Taxable Periods ending on or before the Closing Date shall be retained by the Company. Seller shall deliver to Buyer prior to the Closing Date all relevant schedules and worksheets which calculate any net operating losses attributable to the Company during any Period for which CHL has filed a consolidated tax return which included the Company.

7.5      COOPERATION; ARBITRATION OF CERTAIN DISPUTES

         Seller and Buyer shall reasonably cooperate, and shall cause their respective Tax Affiliates, officers, employees, agents, auditors, and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable Periods relating to Taxes. All disputes between the parties under Section 7.1.2(b),
Section 7.1.3 or Section 7.2.3(d) shall be resolved by arbitration in accordance with the procedure set out in Section 2.3.


                                    ARTICLE 8

                       ADDITIONAL AGREEMENTS AND COVENANTS

8.1      CONDUCT OF BUSINESS OF THE COMPANY AND THOMPSON SUB

         During the period from the date of this Agreement to the Closing Date, the Company will comply fully with each of the covenants set forth in this
Section 8.1 and will cause Thompson Sub to fully comply therewith, and Seller will cause the Company and Thompson Sub to so comply:

         8.1.1 Each of the Company and Thompson Sub will: (i) conduct its operations in compliance with all applicable laws and regulations and according to its ordinary course of business consistent with past practice, (ii) not enter into any material transaction other than in the ordinary course of business consistent with past practice, and (iii) with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its assets and current business organizations, keep available the service of its current officers and

41 - STOCK PURCHASE AGREEMENT
employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Closing Date.

         8.1.2 Except as otherwise permitted in this Agreement, prior to the Closing Date, neither the Company nor Thompson Sub will, without the prior written consent of Buyer:

                  (i) Issue, deliver, sell, dispose or, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (a) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible, into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock or (b) any other securities in respect of, in lieu of or in substitution for any shares of its capital stock (including the Shares) outstanding on the date hereof;

                  (ii) Redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

                  (iii) Split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

                  (iv) (a) Grant any material increases in the compensation of any of its directors, officers or key Employees, except in the ordinary course of business consistent with past practice, (b) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any Employee Plan or Benefit Arrangement as in effect on the date hereof to any such director, officer or key Employee, whether past or present, (c) enter into any new or materially amend any existing employment agreement with any such director, officer or key Employee, (d) enter into any new or materially amend any existing severance agreement with any such director, officer or key Employee or (e) except as may be required to comply with applicable law, amend any existing, or become obligated under any new, Employee Plan or Benefit Arrangement;

                  (v) Dispose of, or grant Liens on, any of its assets outside the ordinary course of its business consistent with past practice, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

                  (vi) Make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in, or assets comprising, any business

42 - STOCK PURCHASE AGREEMENT
enterprise or operation, or (ii) except in the ordinary course and consistent with past practice, any other assets;

                  (vii) Adopt any amendments to its articles of incorporation or bylaws;

                  (viii) Other than borrowings under existing credit facilities or other borrowings in the ordinary course (but in all cases only in the aggregate at any time outstanding up to $50,000 of additional borrowings after the date hereof on a Consolidated Group basis), incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

                  (ix) Engage in the conduct of any business, the nature of which is materially different than the business such entity is currently engaged in;

                  (x) Enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

                  (xi) Enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies, products or services over a period greater than 12 months or for the expenditure of greater than $25,000 per year on a Consolidated Group basis, which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business for the distribution of products or the production of inventory; or

                  (xii) Authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

8.2      NOTICE OF BREACH

         Each party to this Agreement shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its Knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing Date or cause a breach of any covenant contained or referenced in this Agreement and will use its best reasonable efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of Seller's Disclosure, the Company Disclosure Schedule or Buyer's Disclosure Schedule.

8.3      REASONABLE EFFORTS

         8.3.1 Each party shall, and shall use all reasonable efforts to, cause their respective Subsidiaries to: (a) obtain all Permits and Consents required with respect to the Transaction, and the parties will cooperate with each other with respect thereto; (b) promptly take, or cause to be taken, all other actions (including but not limited to the execution, delivery and filing of

43 - STOCK PURCHASE AGREEMENT
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documents) and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 9 and to consummate and make effective the Transaction on the terms and conditions set forth herein; and (c) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Transaction (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

         8.3.2 The parties acknowledge that ICP and/or certain Affiliates of ICP have guaranteed certain obligations of the Company and/or Thompson Sub as set forth on Schedule 8.3. Seller agrees to exercise its reasonable best efforts to obtain the release of such parties from such obligations without such releases being conditioned upon any undertaking or assumption by Buyer, provided, however, that such reasonable best efforts shall not include payment of funds by Seller or the Company in excess of $125,000 in the aggregate for all such payments. If Seller is unable to obtain such release, Buyer agrees to assume such obligations, provided, however that (i) Buyer shall not be required to pay any fees or expenses in connection therewith, and (ii) the release of ICP and/or the Affiliates of ICP and the assumption by Buyer shall not result in any change in the terms of the underlying obligations.

8.4      OTHER TRANSACTIONS

         Prior to the Closing, except as specifically described in the Company Disclosure Schedule with respect to the sale of certain assets of Thompson Sub, neither Seller nor the Company or any of their respective officers, employees, representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any Person (other than Buyer) concerning any merger, consolidation, share exchange or similar transaction involving the Company or Thompson Sub, or any purchase of all or a significant portion of the assets of or stock in the Company or Thompson Sub, or any other transaction that would involve the transfer or potential transfer of control of the Company, other than the Transaction. Seller and the Company will notify Buyer immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, Seller, the Company or Thompson Sub.

8.5      DELIVERY OF INTERIM FINANCIAL STATEMENTS

         Within twenty (20) days after the end of each month after the execution of this Agreement and prior to the Closing Date, Seller shall deliver or cause to be delivered to Buyer monthly and year-to-date Interim Financial Statements. Upon delivery, such Interim Financial Statements shall automatically become and be deemed to be Consolidated Financial Statements for purposes of this Agreement.


44 - STOCK PURCHASE AGREEMENT

8.6      ACCESS TO INFORMATION

         Subject to currently existing contractual and legal restrictions applicable to Seller, the Company and Thompson Sub (which Seller and the Company represent and warrant are not material) and upon reasonable notice, each of Seller, the Company and Thompson Sub shall during normal business hours throughout the period prior to the Closing Date or until this Agreement is terminated (a) afford to Buyer's Authorized Representatives access to the properties, books and records (including, without limitation, the work papers of independent accountants of the Company and Thompson Sub); and (b) furnish promptly to Buyer's Authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any of the respective representations or warranties made by Seller or the Company. The use and protection of all information provided by one party to another pursuant to this Section shall be governed by the Confidentiality Agreement.

8.7      DISPOSITION OF THOMPSON SUB'S INVENTORY AND ACCOUNTS RECEIVABLE

         Buyer agrees not to cause or permit any commercially unreasonable disposition of any of Thompson Sub's inventory or accounts receivable during the first sixty (60) days after the Closing Date.

8.8      ACCESS TO RECORDS AND PERSONNEL AFTER CLOSING

         8.8.1 For a period of six (6) years after the Closing Date, Seller and Seller's Authorized Representatives shall have reasonable access to all books and records of the Company and Thompson Sub, and to all Employees having knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to matters as to which Seller is required to provide indemnification under this Agreement. Such access shall be afforded by Buyer, the Company and Thompson Sub upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt such parties' normal business operations. Seller shall be solely responsible for any costs or expenses incurred by Seller pursuant to this Section. If Buyer, the Company or Thompson Sub shall desire to dispose of any of such books and records prior to the expiration of such six-year period, such party shall, prior to such disposition, give Seller a reasonable opportunity, at its expense, to segregate and remove such books and records as Seller may select.

         8.8.2 For a period of six (6) years after the Closing Date, Buyer and its Authorized Representatives shall have reasonable access to all of Seller's books and records relating to the Company and Thompson Sub which Seller, or any of its Authorized Representatives, may retain after the Closing Date. Such access shall be afforded by Seller and its Authorized Representatives upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section. If Seller shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable

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opportunity, at Buyer's expense to segregate and remove such books and records as Buyer may select.

8.9      FURTHER ASSURANCES

         Both before and after the Closing Date, each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement (including, but not limited to, obtaining Consents from any Person from whom a Consent is not obtained on or before the Closing).

8.10     MAINTENANCE OF INSURANCE AND ENFORCEMENT OF RIGHTS

         From and after the Closing Date until expiration of the Claims Period, Buyer shall (i) cause to be maintained insurance coverage on the Company's and Thompson Sub's properties, assets and personnel which will be generally equivalent to the insurance coverage currently maintained by Buyer in respect of its properties, assets and personnel as set forth in Buyer's Disclosure Schedule, and (ii) will use or will cause each of the Company and Thompson Sub to use its reasonable best efforts to pursue and obtain payment of insurance proceeds payable to Buyer, the Company or Thompson Sub, as applicable, for any matter for which Seller could be liable as an Indemnity Obligor.

8.11     PROPRIETARY, NONDISCLOSURE AND NONCOMPETITION AGREEMENTS

         Seller shall use its reasonable best efforts to obtain from each employee specified in writing by Buyer at least ten (10) days prior to Closing, duly executed proprietary information, nondisclosure and/or noncompetition agreements, each in a form reasonably acceptable to Buyer. In no event shall Seller or the Company be required or permitted to pay or furnish any monetary or other consideration to any of such employees for their execution of such agreements, except with the prior written consent of Buyer specifying the amount to be paid or the consideration to be furnished. Any amount paid by Seller pursuant to this Section and specified by Buyer in writing shall not be a charge against income for purposes of the calculation of Equity.

8.12     REIMBURSEMENT OF CONGRESS FEE

         On or after the Closing, Buyer may cause the Company to terminate its credit arrangements with Congress Financial Corporation ("Congress"). The parties acknowledge that the written agreements between the Company and Congress purport to entitle Congress to charge early termination fees of up to $185,000 in the event of such a termination ("Congress Termination"). Buyer agrees to give written notice to Seller promptly upon the occurrence of a Congress Termination (the "Congress Termination Notice"). The Congress Termination Notice shall be accompanied by written evidence of the actual amount of Congress' termination fee. If the amount of such fee is less than $185,000, the Congress Termination Notice shall be

46 - STOCK PURCHASE AGREEMENT
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accompanied by a payment by Buyer to Seller of an amount equal to two-thirds
(2/3) of the difference between $185,000 and the actual amount of Congress' termination fee.

                                    ARTICLE 9

                              CONDITIONS PRECEDENT

9.1      CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the Transaction is subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or part by Buyer to the extent permitted by applicable law.

         9.1.1 Representations and Warranties True

         The representations and warranties of Seller and the Company contained in Articles 4 and 5 and Section 8.6 shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date or to the extent they are rendered inaccurate solely as a result of actions which are necessary to fulfill an obligation or satisfy a condition precedent expressly set forth in this Agreement), provided, however, that this condition shall have been satisfied notwithstanding the existence of such an inaccuracy to the extent that
(i) prior to Closing such inaccuracy is identified and the parties have agreed in writing on how it will be reflected in the Closing Balance Sheet in accordance with GAAP or (ii) it is reflected in Section 6.7 of Buyer's Disclosure Schedule.

         9.1.2 Performance

         Seller and the Company shall have each performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by each such party prior to or at the time of Closing, including, but not limited to, execution and/or delivery of the documents specified in Section 3.2.

         9.1.3 Bring-Down Certificates

         ICP shall have delivered to Buyer a certificate, dated the Closing Date, signed by ICP's President, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to ICP ("ICP's Bring-Down Certificate"), (a) CHL shall have delivered to Buyer a certificate, dated the Closing Date, signed by CHL's President, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to CHL ("CHL's Bring-Down Certificate"), and (b) the Company shall have delivered to Buyer a certificate, dated the Closing Date, signed by the President of the Company, certifying as to the fulfillment of the conditions specified in Sections 9.1.1 and 9.1.2 as they relate to the Company (the "Company's Bring-Down Certificate).

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         9.1.4 No Order or Proceeding

         No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer or Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

         9.1.5 Permits and Consents

                  (a) All Permits and Consents, if any, described in Seller's Disclosure Schedule with reference to Section 4.2.5, in the Company Disclosure Schedule with reference to Section 5.4.5 and in Buyer's Disclosure Schedule shall have been obtained including, but not limited to, (i) an estoppel certificate and Consent from Congress in form and substance satisfactory to Buyer, (ii) an estoppel certificate and Consent, each in form and substance satisfactory to Buyer, from each of (A) Kentucky Rural Economic Development Authority, (B) Central Bank Denver, N.A. as Trustee, (C) CoreState Bank, and (D) Caldwell County, Kentucky, or, in lieu of such estoppel certificates and Consents, an opinion of Holland & Hart, which opinion shall be in form and substance satisfactory to Buyer and the fees for which shall be paid by Seller, and (iii) any required Consent and accompanying release of Lien from Emerson Electric Co.

                  (b) All other Permits and Consents necessary or required for the consummation of the Transaction, the failure of which to obtain would have a Material Adverse Effect, if any, shall have been obtained.

         9.1.6 No Material Adverse Change

         There shall have been no changes since the date of this Agreement in the business, operations, condition (financial or otherwise), properties, assets or liabilities of the Company or Thompson Sub (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Warranting Parties), except changes contemplated by this Agreement and changes which would not be considered to have, either individually or in the aggregate, Material Adverse Effect, provided, however, that this condition shall have been satisfied notwithstanding the existence of such change to the extent that prior to Closing such change is identified and the parties have agreed in writing on how it will be reflected in the Closing Balance Sheet in accordance with GAAP.

         9.1.7 Elimination of Intercompany Indebtedness and Intercompany Receivables

         Unless otherwise agreed in writing by all parties hereto, all Intercompany Indebtedness and all Intercompany Receivables shall be offset, each Lien with respect to Intercompany Indebtedness other than the Purchased Net Intercompany Indebtedness shall be released by the holder of such Lien, and such Net Intercompany Indebtedness shall be converted to shareholders' equity on the Closing Balance Sheet. At Closing, ICP and CHL shall assign to Buyer the Purchased Net Intercompany Indebtedness and shall surrender and endorse to Buyer any

48 - STOCK PURCHASE AGREEMENT
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promissory note or other documentation made or entered into in connection with any obligation that constitutes Purchased Net Intercompany Indebtedness.

         9.1.8 Termination of All Agreements Between Seller and the Consolidated Group

         Except as otherwise agreed in writing by all parties hereto, all agreements between or among Seller and its Affiliates (other than the Company and/or Thompson Sub), on the one hand, and the Company and/or Thompson Sub, on the other hand, shall have been terminated, and there will be no liability to any party under any such agreements following the Effective Time.

         9.1.9 Escrow Agreement

         Buyer shall have received from Seller and the Escrow Agent duly executed originals or counterparts of the Escrow Agreement.

         9.1.10 Opinions of Counsel

         Buyer shall have received the opinions of counsel described in Section 3.2.

         9.1.11 Resignations and Releases

         The Company and Thompson Sub shall have received the written resignations of all of the current officers and members of the Board of Directors of each of the Company and Thompson Sub (other than Timothy G. Phillips, Fred Buchholz and Walter Mucha) and, from each such officer and Board member, an executed counterpart of a Mutual Release and Separation Agreement in the form attached hereto as Exhibit 9.1.11.

9.2      CONDITIONS TO OBLIGATIONS OF SELLER AND THE COMPANY

         The obligations of Seller and the Company to consummate the Transaction are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by Seller and the Company to the extent permitted by applicable law.

         9.2.1 Representations and Warranties True

         The representations and warranties of Buyer contained in Article 6 shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date (except to the extent they relate to the date of this Agreement or any other particular date or to the extent they are rendered inaccurate solely as a result of actions which are necessary to fulfill an obligation or satisfy a condition precedent expressly set forth in this Agreement).


49 - STOCK PURCHASE AGREEMENT
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         9.2.2 Performance

         Buyer shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by Buyer prior to or at the time of the Closing including, but not limited to, execution and/or delivery of the documents and funds specified in
Section 3.3.

         9.2.3 Buyer's Bring-Down Certificate

         Buyer shall have delivered to Seller and the Company a certificate, dated the Closing Date, signed by the President of Buyer certifying as to the fulfillment by Buyer of the conditions specified in Sections 9.2.1 and 9.2.2 ("Buyer's Bring-Down Certificate").

         9.2.4 No Order or Proceeding

         No Order shall be outstanding, and no Proceeding shall be pending, threatened or anticipated against Buyer or Seller which would prohibit, invalidate or attempt to enjoin, or materially adversely affect, the Transaction.

         9.2.5 Permits and Consents

                  (a) All Permits and Consents, if any, described in Seller's Disclosure Schedule with reference to Section 4.2.5, in the Company Disclosure Schedule with reference to Section 5.4.5 and in Buyer's Disclosure Schedule shall have been obtained including, but not limited to, (i) an estoppel certificate and Consent from Congress in form and substance satisfactory to Seller from Congress (ii) an estoppel certificate and Consent, each in form and substance satisfactory to Seller from each of (A) Kentucky Rural Economic Development Authority, (B) Central Bank Denver, N.A. as Trustee, (C) CoreState Bank, and (D) Caldwell County, Kentucky, or, in lieu of such estoppel certificates and Consents, an opinion of Holland & Hart, which opinion shall be in form and substance satisfactory to Seller and (iii) any required Consent and accompanying release of Lien from Emerson Electric Co.

                  (b) All other Permits and Consents necessary or required for the consummation of the Transaction, the failure of which to obtain would have a Material Adverse Effect, if any, shall have been obtained.

         9.2.6 Escrow Agreement

         Seller shall have received from Buyer and the Escrow Agent duly executed originals or counterparts of the Escrow Agreement.

         9.2.7 Opinion of Counsel

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         The Company shall have received the opinion of counsel described in
Section 3.3.

         9.2.8 Releases of ICP.

         ICP and any Affiliate of ICP liable for an obligation described on
Schedule 8.3 shall have been released from such liability.

         9.2.9 Releases of Officers and Directors

         The Company and Thompson Sub shall have executed and delivered a Mutual Release and Separation Agreement in the form set forth as Exhibit 9.1.11 in favor of each of the individuals identified in Section 9.1.11 as parties thereto.

                                   ARTICLE 10

                              RESTRICTIVE COVENANTS

10.1     NONCOMPETITION AND NONSOLICITATION

         10.1.1 Seller acknowledges that, on and after the Closing Date, Buyer will continue to conduct the business previously conducted by the Company and Thompson Sub consisting of the manufacture, distribution and sale of steel pipe and other water transmission products (the "Business"). Seller has had access to the Company and Thompson Sub and has gained knowledge with respect to the Business. In order to protect Buyer and the Company, and Buyer's investment in the Company, it is necessary that Seller refrain from direct or indirect competition with the Company and Thompson Sub.

         10.1.2 Seller agrees that, for a period of three (3) years from the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to,
(a) Compete with Buyer, the Company or Thompson Sub in the Restricted Territory;
(b) employ or Solicit the employment of any Person who is employed by the Company, Thompson Sub or Buyer at the date of this Agreement or who was employed by the Company or Thompson Sub within the past twelve (12) months; (c) directly or indirectly canvass or Solicit business in competition with the Business from any Person who during the past three years shall have been a customer of the Company or Thompson Sub, or from any Person which Seller has reason to believe might in the future become a customer of the Company or Thompson Sub as a result of marketing efforts, contacts or other facts and circumstances of which Seller has Knowledge; (d) willfully dissuade or discourage any Person from using, employing or conducting business with the Company or Thompson Sub; (e) use or disclose to any Person, directly or indirectly, any information concerning the names, addresses and telephone numbers of the employees, suppliers or customers of the Company or Thompson Sub; (f) Solicit or in any manner attempt to induce or encourage any Person to leave the employment of the Company or Thompson Sub or cease or reduce their business or commercial relationship with the Company or Thompson Sub; (g) disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual

51 - STOCK PURCHASE AGREEMENT
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relationship between the Company or Thompson Sub and any supplier who during the past three years shall have supplied components, materials or services to the Company or Thompson Sub; and (h) aid any other Person in doing anything described in this Section.

         10.1.3 As used in this Article 10:

         (a) the term "Compete" means to engage or attempt to engage in the Business or any other business activity which is the same as, or substantially similar to or directly or indirectly competitive with, the Business, or to directly or indirectly:

                  (i) have any financial interest in;

                  (ii) join, operate, control or participate in, or be connected as an agent, trustee, independent contractor, partner, shareholder or other equity owner (except as holder of not more than one percent of the outstanding partnership units, stock or other equity of any class of a limited partnership, corporation or other Person, the units, stock or other equity of which is actively publicly traded);

                  (iii) provide services in any capacity to those participating in the ownership, management, operation or control of; or

                  (iv) act as a consultant or subcontractor to any Person engaged or attempting to engage in the Business or any other business activity which is the same as, or substantially similar to or directly or indirectly competitive with, the Business;

         (b) the term "Restricted Territory" means the United States and Canada; and

         (c) the term "Solicit" includes without limitation, (1) responding to requests for proposals and invitations for bids; (2) initiating contacts with customers or prospects of the Company for the purpose of advising them that the Person making the solicitation is available for business which is competitive with the Business, and (3) participating in joint ventures or teaming agreements or acting as a consultant or subcontractor or employee of others who directly solicit business prohibited by this Section 10.1.

10.2     CONFIDENTIALITY

         10.2.1 Seller has had access to, and has gained knowledge with respect to the Company and Thompson Sub, and their trade secrets, financial results and information, processes and techniques, plans, research, designs, concepts, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information, which is not generally known to the public (the "Confidential Information"). The parties acknowledge that unauthorized disclosure or misuse of the Confidential Information following the date of this Agreement may cause irreparable damage to Buyer, the Company and/or Thompson Sub. The parties also agree that covenants by Seller not to make unauthorized

52 - STOCK PURCHASE AGREEMENT
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disclosures of the Confidential Information are essential to the growth and stability of the Company and Thompson Sub. Accordingly, Seller agrees that Seller shall not use or disclose directly or indirectly or cause or permit to be used or disclosed any Confidential Information obtained by Seller while it was an Affiliate of the Company.

         10.2.2 Nothing in Section 10.2.1 shall prevent Seller from using or disclosing any such Confidential Information as counsel to Seller advises must be used or disclosed in connection with ongoing litigation or pursuant to applicable law or in the course of a defense of a claim assumed by the Seller as an Indemnity Obligor pursuant to Section 12.5, notice of which disclosure shall be promptly delivered to Buyer.

10.3     REASONABLENESS OF LIMITATIONS

         Seller agrees that the territorial, time and other limitations contained in this Article 10 are reasonable and properly required for the adequate protection of the business and affairs of Buyer, the Company and Thompson Sub, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, Seller agrees to submit to the reduction of these territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation under this Article is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Seller acknowledges and agrees that such limitation shall remain and be valid in all other jurisdictions.

10.4     REMEDIES

         Seller acknowledges that Buyer, the Company and/or Thompson Sub may suffer damages incapable of ascertainment in the event the provisions of this Article are breached and that they may be irreparably damaged in the event that the provisions of this Article are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of this
Article 10, Seller agrees and consents that, in addition to any and all other remedies available to Buyer, the Company and/or Thompson Sub, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of any provision of this Article.


                                   ARTICLE 11

                        TERMINATION, AMENDMENT AND WAIVER

11.1     TERMINATION

         This Agreement may be terminated at any time prior to the Closing Date:


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         11.1.1 By mutual consent of the Board of Directors of Buyer and the
Board of Directors of Seller;

         11.1.2 By either Buyer or the Seller if Closing of the Transaction shall not have occurred on or before May 29, 1996 (provided the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

         11.1.3 By Buyer if any of the conditions specified in Section 9.1 has not been met or waived by Buyer at such time as such condition is no longer capable of satisfaction (provided Buyer is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

         11.1.4 By Seller if any of the conditions specified in Section 9.2 has not been met or waived by Seller at such time as such condition is no longer capable of satisfaction (provided neither Seller nor the Company is otherwise in material breach of its respective representations, warranties covenants or agreements under this Agreement, which breach is the direct and proximate cause of the failed condition);

         11.1.5 By Buyer if there has been a material breach on the part of Seller or the Company of any representation, warranty, covenant or agreement by Seller or the Company set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen (15) business days following receipt by Seller of written notice of such breach;

         11.1.6 By Seller if there has been a material breach on the part of Buyer of any representation, warranty, covenant or agreement by Buyer set forth in this Agreement, which breach, if capable of cure, has not been cured within fifteen (15) business days following receipt by Buyer of written notice of such breach;

         11.1.7 By either Buyer or Seller upon written notice given in compliance with Section 13.3 below if any Governmental Authority of competent jurisdiction shall have issued a final permanent Order enjoining or otherwise prohibiting the consummation of the Transaction and, in any such case the time for appeal or petition for reconsideration of such Order shall have expired without such appeal or petition being granted.

11.2     EFFECT OF TERMINATION

         In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement shall forthwith become void and, except for termination pursuant to Section 11.1.5 or 11.1.6, there shall be no liability on the part of Buyer, Seller or the Company or their respective officers or directors; provided that Sections 4.3, 5.27, and 6.3, the last sentence of
Section 8.6, this Section 11.2 and the provisions of Article 13 shall survive the termination.


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11.3     AMENDMENT

         This Agreement may not be amended except with the approval of the parties' respective Board of Directors and only by an instrument in writing signed on behalf of each of the parties hereto.

11.4     WAIVER

         At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any documents delivered pursuant hereto by any other party and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such extension or waiver shall be effective only in the particular instance in which it is given.


                                   ARTICLE 12

                          SURVIVAL AND INDEMNIFICATION

12.1     SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         12.1.1 All representations and warranties by Seller and the Company contained in this Agreement (i) shall survive the endorsement and delivery of the Shares, (ii) shall not be diminished or affected by the doctrine of merger, and (iii) shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties in the following Sections shall survive until the expiration of the applicable statue of limitations or for two
(2) years from the Closing Date, whichever is longer: 4.1, 4.2, 4.4, 4.5, 4.8, 5.1, 5.2, 5.3, 5.4, 5.7, 5.8, 5.10, 5.19 and 5.20.

         12.1.2 All covenants and agreements by Seller and the Company contained in this Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged, except that the indemnification obligations of Seller and the Company under Section 12.3 below shall survive only until December 31, 1997.

         12.1.3 All representations and warranties by Buyer contained in this Agreement shall survive the Closing Date for the duration of the Claims Period, except that the representations and warranties in the following Sections shall survive until the expiration of the applicable statute of limitations or for two
(2) years from the Closing Date, whichever is longer: 6.1, 6.2, 6.5 and 6.7.


55 - STOCK PURCHASE AGREEMENT
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         12.1.4 All covenants and agreements by Buyer contained in this
Agreement including, without limitation, the indemnification obligations contained in this Article, shall survive the Closing Date until fully performed or discharged.

         12.1.5 Any claim by Seller, Buyer or the Company with respect to representations, warranties, covenants and agreements must be initiated during the Claims Period or such other applicable period as is specified above in this
Section 12.1 by submission of a written demand in accordance with the provisions of Section 12.6.1.

         12.1.6 Any claim or series of related claims for indemnification under this Article 12 by a party for any inaccuracy in or breach of any representation or warranty (other than a Title Representation) must be for a minimum aggregate amount of $2,000, and any claim or series of related claims which is an Escrow Liability must be for a minimum aggregate amount of $1,000.

         12.1.7 Except for any remedy of specific performance or any other equitable remedy to which any party may be entitled, and except in the case of fraud, following the Closing the indemnification provisions set forth in this
Article 12 are the sole and exclusive theory of recovery under which a party to this Agreement may assert a claim against another party with respect to any and all breaches of any representation or warranty made to the party asserting the claim and any and all breaches of covenants made to such party under this Agreement.

         12.1.8 Notwithstanding any other provision of this Article 12, the aggregate amount payable by the Seller as indemnification pursuant to Section
12.2 shall be limited to $7,000,000, provided, however, the foregoing limitation shall not apply to any claim for indemnification in respect to any Loss suffered or incurred by Buyer by reason of a breach of a Title Representation or a claim for indemnification under Section 12.5.

12.2     INDEMNIFICATION BY SELLER AND THE COMPANY

         Seller and the Company, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer (before and after the Closing) from, against and in respect to any Loss suffered or incurred by Buyer (before or after the Closing) by reason of (i) a breach of any representation or warranty by Seller or the Company contained in this Agreement including but not limited to any breach identified in Section 6.7 of the Buyer's Disclosure Schedule), or (ii) the nonfulfillment of any covenant or agreement by Seller or the Company contained in this Agreement, and (iii) all Proceedings incident to any of the foregoing. Notwithstanding the foregoing, (i) this Section 12.2 shall only apply to require Seller and the Company to indemnify the Buyer for Losses to the extent they are not accrued for in the Closing Balance Sheet or do not constitute Escrow Liabilities and (ii) the execution and delivery of this Agreement by Seller and the Company shall not constitute an admission of liability with respect to any breach alleged to exist in Section 6.7 of the Buyer's Disclosure Schedule.


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12.3     INDEMNIFICATION BY SELLER WITH RESPECT TO ESCROW LIABILITIES

         12.3.1 Effective upon the Closing of the Transaction but only in such event, and subject to Sections 12.3.2 through 12.3.4, Seller hereby agrees to defend, indemnify and hold harmless Buyer and the Company (after the Closing) from, against and in respect of any Loss suffered or incurred by Buyer or the Company (after the Closing) with respect to (i) all Escrow Liabilities and (ii) all Proceedings incident thereto. Notwithstanding the foregoing, this Section
12.3.1 shall only apply to require Seller to indemnify Buyer and the Company for Losses arising out of or relating to Environmental Liabilities and Proceedings incident thereto to the extent they are not accrued for in the Closing Balance Sheet.

         12.3.2 With regard to Unknown Contingent Liabilities and all Proceedings incident thereto, (i) Seller shall be liable for Losses arising therefrom or relating thereto only to the extent that such Losses exceed, in the aggregate $1,000,000 ("Unknown Contingent Liability Deductible") and (ii) the total liability of Seller for indemnification of Buyer for such Losses shall be limited to $1,125,000 ("Unknown Contingent Liability Indemnity Amount").

         12.3.3 With regard to Environmental Liabilities, (i) the total liability of Seller for indemnification of Buyer for Losses arising therefrom or relating thereto shall be limited to $1,125,000 ("Environmental Liability Indemnity Amount") and (ii) except as provided in Section 12.1.6, there shall be no requirement that such Losses total or exceed any minimal amount for Seller to be liable therefor.

         12.3.4 Notwithstanding Sections 12.3.2 and 12.3.3, the total liability of Seller for all Losses arising out of or relating to Escrow Liabilities and all Proceedings incident thereto, shall be $1,125,000 ("Escrow Liability Indemnity Amount").

         12.3.5 The parties agree that, for purposes of indemnification claims arising under this Section, Buyer shall be authorized to act on behalf of the Company. Buyer shall provide Seller with a written report (i) on or before January 31, 1997, for the period beginning on the Closing Date and ending December 31, 1996, (ii) on or before July 31, 1997, for the period beginning January 1, 1996 and ending June 30, 1997, (iii) on or before January 31, 1998, for the period beginning July 1, 1997 and ending December 31, 1997, and (iv), so long as any portion of the Escrow Funds remains subject to the Escrow Agreement, on or before each July 31 and January 31 date thereafter for the July 1 - December 31 and January 1 - June 30 periods, respectively; each such report shall, for the relevant period, set forth all Losses suffered or incurred by Buyer and the Company during such period with respect to Escrow Liabilities and Proceedings incident thereto.

12.4     INDEMNIFICATION BY BUYER

         Buyer hereby agrees to defend, indemnify and hold harmless Seller after the Closing from, against and in respect of any Loss suffered or incurred by Seller after the Closing by reason of (i) a breach of any representation or warranty by Buyer contained in this Agreement, or (ii) the nonfulfillment of any covenant or agreement by Buyer contained in this Agreement, and (iii) all Proceedings incident to any of the foregoing. Buyer hereby agrees to indemnify,

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but not to defend, Seller from any Loss suffered or incurred by Seller after the
Closing by reason of the operations of the Company and Thompson Sub after Closing, other than operations in compliance with Environmental Laws and other applicable laws.

12.5     INDEMNIFICATION RELATING TO TIMOTHY G. PHILLIPS

         Seller hereby agrees to defend, indemnify and hold harmless Buyer, the Company, Thompson Sub, and their respective officers, directors, employees and agents from, against and in respect of any Loss suffered or incurred by any of them by reason of any claim by or on behalf of Timothy G. Phillips (i) arising out of his relationship to Seller, the Company and/or Thompson Sub as an officer, director, employee or in any other capacity prior to Closing, and/or
(ii) relating to or arising out of a termination of such relationship, and all Proceedings incident to any of the foregoing, to the extent that such Losses exceed the Severance Liability and the Retirement Liability.

12.6     NOTIFICATION AND DEFENSE OF CLAIMS OR ACTIONS

         12.6.1 As used in this Section, any party seeking indemnification pursuant to this Article 12 is referred to as an "Indemnified Party" and any party from whom indemnification is sought pursuant to this Section is referred to as an "Indemnity Obligor." An Indemnified Party which proposes to assert (i) the right to be indemnified under this Article 12, or (ii) that a claim is, or could give rise to, an Escrow Liability for purposes of Section 12.3 shall, pursuant to the notice provisions of this Agreement, submit a written demand for indemnification setting forth in summary form the facts as then known which form the basis for the claim for indemnification, including, if relevant to the rights of the Indemnified Party under this Article 12, the basis for determining that a Loss was within the Knowledge of any party.

         12.6.2 With respect to claims based on actions by third parties, an Indemnified Party shall, within twenty (20) days after the receipt of notice of the commencement of any Proceeding against it in respect of which a claim for indemnification is to be made against an Indemnity Obligor or which the Indemnified Party proposes to assert is an Escrow Liability, notify the Indemnity Obligor in writing of the commencement of such Proceeding, enclosing a copy of all papers served; provided, however, that the failure to so notify the Indemnity Obligor of any such Proceeding shall not relieve the Indemnity Obligor from any liability which it may have to the Indemnified Party, except to the extent that the Indemnity Obligor is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnity Obligor, within ten (10) days after receipt by the Indemnified Party, copies of all further notices relating to such claim.

         12.6.3 If a third-party claim is made for which an Indemnified Party is entitled to indemnification pursuant to Sections 12.2, 12.4 or 12.5, the Indemnity Obligor will be entitled to participate in the defense of such claim. If the Indemnity Obligor so chooses, and provided that it acknowledges in writing its obligation to indemnify the Indemnified Party, the Indemnity Obligor may assume primary responsibility for the defense of such claim with counsel selected by the Indemnity Obligor and not reasonably objected to by the Indemnified Party. Should the

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Indemnity Obligor assume primary responsibility for the defense of any such claim, the Indemnity Obligor will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such claim.

         12.6.4 If the Indemnity Obligor assumes the defense of a third-party claim as set forth in Section 12.6.3, then (i) in no event will an Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any such claim without the Indemnity Obligor's prior written consent and (ii) each Indemnified Party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense. If the Indemnity Obligor does not assume the defense of any such claim, an Indemnified Party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim, after giving twenty (20) days prior written notice of such settlement to the Indemnity Obligor, on such terms as the Indemnified Party may deem appropriate).

         12.6.5 If a third-party claim is made which is, or could give rise to, an Escrow Liability, then the following shall apply:

                  (a) In the case of a third-party claim which is or could give rise to an Unknown Contingent Liability:

                           (i) if the amount of such claim plus the sum of (A) all prior Losses suffered or incurred by Buyer and the Company with respect to Unknown Contingent Liabilities, and (B) the amount of all other claims then Pending which are, or could give rise to, Unknown Contingent Liabilities (collectively, "Aggregate Potential Unknown Contingent Liability Losses"), is wholly within the Unknown Contingent Liability Indemnity Deductible, Buyer shall be primarily responsible for the defense of such claim, Seller will be entitled, but not obligated, to participate in the defense of such claim and Buyer will not settle the claim without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed.

                           (ii) If the amount of such claim plus all Aggregate Potential Unknown Contingent Liability Losses, is greater than the Unknown Contingent Liability Indemnity Deductible, so long as there remain Escrow Funds subject to the Escrow Agreement, Seller will be entitled, but not obligated, to assume joint responsibility with Buyer for the defense of the claim. Neither party will settle such a claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  (b) In the case of a third-party claim which is or could give rise to an Environmental Liability, so long as there remain Escrow Funds subject to the Escrow Agreement, Seller will be entitled, but not obligated, to assume joint responsibility with Buyer for the defense of the claim. Neither party will settle such a claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

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         12.6.6 In the event that any claim for indemnification is made with respect to any third-party claim pursuant to this Article, (i) the party assuming primary responsibility for the defense of such claim shall at all times keep the other party informed as to the status of such claim and (ii) the party not primarily responsible for the defense of such claim shall cooperate fully with the other party in connection with such defense.

12.7     USE OF ESCROW FUNDS FOR INDEMNIFICATION

         12.7.1 In the event that Buyer is entitled to indemnification from Seller pursuant to Section 12.3, Seller's obligations shall be satisfied solely out of the Escrow Funds in accordance with the terms and conditions of the Escrow Agreement.

         12.7.2 In the event that Buyer is entitled to indemnification from Seller pursuant to Section 12.2, Buyer shall be entitled to payment from, but shall not be required to obtain payment from, available Escrow Funds in accordance with the terms and conditions of the Escrow Agreement.

12.8     RELIANCE

         No disclosure by any party ("Disclosing Party") to this Agreement nor any investigation made by or on behalf of another party with respect to the Disclosing Party shall be deemed to affect the other party's reliance on the respective representations and-warranties contained in this Agreement and no such disclosure shall constitute a waiver of that party's rights to indemnity as herein provided for the breach of any of said representations and warranties; provided, however, to the extent that as a result of any such investigation, an officer or director of the non-Disclosing Party has actual knowledge that any representation or warranty is untrue and the Disclosing Party does not have Knowledge that such representation or warranty is untrue, the Disclosing Party shall have no liability with respect to such breach of representation or warranty.

                                   ARTICLE 13

                               GENERAL PROVISIONS

13.1     EXPENSES

         Seller shall bear all expenses incurred by Seller or the Company in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Seller or the Company. Buyer shall bear all expenses incurred by Buyer in connection with the Transaction, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by Buyer.


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13.2     PUBLIC ANNOUNCEMENTS

         The parties will agree upon the timing and content of the initial press release to be issued describing the Transaction and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulations (in which event, however, the party so required to make such announcement will endeavor in advance to inform the other party regarding the reason for and content of such required announcement). To the extent reasonably requested by any party, each party will hereafter consult with and provide reasonable cooperation to the others in connection with the issuance of further press releases or other public documents describing the Transaction.

13.3     NOTICES, ETC.

         All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

           IF TO SELLER, ICP OR CHL,
           OR IF TO THE COMPANY ON OR BEFORE
            THE CLOSING DATE:                         WITH A COPY TO:

           David P. Cain                              John Stevens
           Senior Vice President                      Osler Hoskin & Harcourt
           General Counsel and Secretary              30 W 280 Park Avenue
           Inter-City Products                        New York, NY  10017
              Corporation (USA)                       Telephone:  (212) 867-5800
           650 Heil-Quaker Avenue                     Facsimile:  (212) 867-5802
           Lewisburg, TN  37091
           Telephone:  (615) 270-4136
           Facsimile:  (615) 270-4220

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           IF TO BUYER,
           OR IF TO THE COMPANY AFTER
            THE CLOSING DATE:              WITH A COPY TO:

           Brian W. Dunham                 Jonathan A. Ater
           Executive Vice President        Ater Wynne Hewitt Dodson & Skerritt
             and Chief Financial           222 S.W. Columbia, Suite 1800
             Officer                       Portland, OR  97201
           Northwest Pipe Company          Telephone:  (503) 226-1191
           12005 N. Burgard                Facsimile:  (503) 226-0079
           PO Box 83149
           Portland, OR  97283-0149
           Telephone:  (503) 285-1400
           Facsimile:  (503) 285-6615

or to such other address as such party shall have designated by notice so given to each other party.

13.4     ATTORNEYS' FEES

         If a Proceeding is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees incurred in connection with such Proceeding as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

13.5     SEVERABILITY

         If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired. The foregoing shall be construed to supplement, and not in any way limit, the provisions of Section 10.3.

13.6     REMEDIES

         13.6.1 In addition to any other remedies which Buyer may have at law or in equity, including money damages, Seller and the Company hereby agree that Buyer shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by Seller or the Company, as the case may be, and that subject to any provisions of this Agreement relating to venue, Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.


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         13.6.2 Except as provided in Section 2.3 or Section 7.4 or as otherwise expressly provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power of remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         13.6.3 The foregoing provisions of this Section 13.6 shall be construed to supplement, and not in any way limit, the provisions of Section 10.4.

13.7     NO THIRD-PARTY BENEFICIARIES

         Subject to Section 13.10.3 below, this Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party hereto other than Thompson Sub, which shall have the right to enforce the provisions of Article 10 as if it was a party hereto.

13.8     JURISDICTION

         Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Oregon or, if such court does not have jurisdiction over such matter, to the applicable state court in Multnomah County, Oregon, in any Proceeding arising in connection with this Agreement and agrees that, except as otherwise provided in Section 2.3 and
Section 7.4, any such Proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or the State of Oregon other than for such purpose. Each party hereto consents to service of process in any Proceeding through the procedures provided for notice in this Agreement.

13.9     GOVERNING LAW

         This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to principles of conflict of laws.

13.10    ASSIGNMENT AND BINDING EFFECT

         13.10.1 Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate of Buyer or to designate any of its Affiliates (to the extent permitted by law) to receive directly the Shares and/or the Purchased Net Intercompany Indebtedness or to exercise any of the rights of Buyer, or to perform any of its obligations. Except as provided in the preceding sentence, Seller, the Company and Buyer shall not assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the

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other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by Seller, the Company or Buyer of its respective rights or obligations under this Agreement, whether before or after the Closing, release Seller, the Company or Buyer from its respective liabilities and obligations hereunder.

         13.10.2 Buyer shall notify Seller and the Company at least three (3) business days prior to the Closing in whose name the certificates representing the Shares are to be transferred, if other than Buyer. Prior to or upon delivery of such certificates, such Affiliate shall execute and deliver to Buyer, Seller and the Company representations, warranties and covenants substantially to the effect as set forth in Section 6.5 hereof.

         13.10.3 Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

13.11    JOINT AND SEVERAL OBLIGATIONS

         Each of the obligations and liabilities of ICP and CHL as "Seller" under this Agreement shall be joint and several and each of the obligations and liabilities of ICP, CHL and the Company as "Warranting Parties" under this Agreement shall be joint and several.

13.12    ENTIRE AGREEMENT

         This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to herein), together with a confidential letter agreement of even date herewith between ICP and Buyer, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the Confidentiality Agreement).

13.13    COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

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         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

          BUYER:              NORTHWEST PIPE COMPANY


                              By  /s/ William R. Tagmyer
                                  --------------------------------------------
                                  William R. Tagmyer, President and CEO



          ICP:                INTER-CITY PRODUCTS CORPORATION


                              By  /s/ Cameron Turner
                                  --------------------------------------------
                                  Cameron Turner, Senior Vice President


          CHL:                CHL HOLDINGS, INC.


                              By  /s/ Arindra Singh
                                  --------------------------------------------
                                  Printed Name:  Arindra Singh
                                               -------------------------------
                                  Title:   Senior Vice President
                                         -------------------------------------


          THE COMPANY:        THOMPSON PIPE AND STEEL COMPANY


                              By  /s/ Arindra Singh
                                  --------------------------------------------
                                  Printed Name:  Arindra Singh
                                               -------------------------------
                                  Title:  Senior Vice President
                                         -------------------------------------


65 - STOCK PURCHASE AGREEMENT